Filed Pursuant to Rule 424(b)(5)
Registration No. 333-184878

Calculation of the Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Variable Interest Convertible Senior Notes due 2020	$258,750,000(1)	100%	$258,750,000	$33,327
Common Stock, par value $0.10 per share	(3)	(3)	(3)	(3)

(1)	Includes an additional $33,750,000 aggregate principal amount of Variable Interest Convertible Senior Notes due 2020 that the underwriter has an option to purchase.
(2)	This filing fee is calculated in accordance with Rule 457(r) and relates to the Registration Statement on Form S-3 (Registration No. 333-184878) filed by Vector Group Ltd. on November 9, 2012, as amended by Post-Effective Amendment No. 1 filed on November 13, 2012.
(3)	There are also being registered hereby an indeterminate number of common shares into which the Variable Interest Convertible Senior Notes due 2020 may be converted. Pursuant to Rule 457(i) under the Securities Act, no separate registration fee is payable where convertible securities and the securities into which conversion is offered are registered at the same time and no additional consideration is to be received in connection with the exercise of the conversion privilege.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-184878

PROSPECTUS SUPPLEMENT
(to Prospectus dated November 9, 2012)

$225,000,000

Variable Interest Convertible Senior Notes due 2020
Offering Price: 100%

We are offering $225,000,000 in aggregate principal amount of Variable Interest Convertible Senior Notes due 2020.

Unless earlier converted or repurchased, the notes will mature on April 15, 2020.

The notes bear cash interest at a rate of 1.75% per annum, which we refer to as the “fixed interest,” with an additional cash payment payable on the notes on each interest payment date equal to the amount of cash dividends per share actually paid by us on our common stock during the prior three-month period ending on the record date for such interest payment multiplied by the applicable conversion rate on such record date, which we refer to as the “dividend pass-through payment,” and together with the fixed interest, the “total interest.” Notwithstanding the foregoing, however, (A) the amount payable on each interest payment date, other than the initial interest payment date, shall be the higher of (a) the total interest and (b) an amount reflecting an annual interest rate of 5.50% per annum (the “floor interest rate”) and (B) the initial interest payment shall be based solely on the floor interest rate. In addition, if the notes would otherwise constitute “applicable high yield discount obligations` within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended, on each interest payment date on or after April 15, 2019, we will pay additional interest on a note in an amount equal to the amount required to be paid to prevent such note from being treated as an applicable high yield discount obligation. Interest will be payable every quarter on January 15, April 15, July 15 and October 15.

The notes will be our senior, unsecured obligations and will rank equal in right of payment with our existing and future senior, unsecured indebtedness. The notes will rank senior in right of payment to any future indebtedness that is expressly subordinated to the notes. The notes will be effectively subordinated to our existing or future secured indebtedness to the extent of the assets securing such indebtedness and will be structurally subordinated to all indebtedness and other liabilities and commitments of our subsidiaries, including trade payables and any guarantees that they may provide with respect to any of our existing or future indebtedness. As of December 31, 2013, we had $505.9 million in outstanding secured indebtedness ($505.9 million at face value including unamortized discount) and $186.5 million in outstanding senior unsecured indebtedness ($387.5 million at face value including unamortized discount). As of December 31, 2013, the aggregate amount of liabilities of our subsidiaries was $355.9 million, including trade and other payables and excluding intercompany liabilities.

We may not redeem the notes prior to the stated maturity date. No sinking fund is provided for the notes.

You may convert your notes, at your option, at any time prior to the close of business on the business day immediately preceding the maturity date. Upon conversion of your notes, we will deliver shares of our common stock and cash in lieu of fractional shares of our common stock.

The initial conversion rate for the notes will be 36.8155 shares of our common stock per $1,000 principal amount of notes (which represents an initial conversion price of approximately $27.16 per share of our common stock), and will be subject to adjustment as described in this prospectus supplement. In addition, we will, in certain circumstances, increase the conversion rate for holders who convert their notes in connection with a make-whole fundamental change.

Upon a fundamental change, subject to certain exceptions, we must offer to repurchase the notes.

For a more detailed description of the notes, see “Description of Notes” beginning on page S-34.

The notes will not be listed on any national securities exchange. Currently, there is no public market for the notes. Our common stock is listed on The New York Stock Exchange under the symbol “VGR.” The last reported sale price of our common stock on The New York Stock Exchange on March 18, 2014 was $21.73 per share.

We have granted the underwriter the right to purchase, within the 13-day period beginning on the date the notes are first issued, up to an additional $33.75 million aggregate principal amount of notes solely to cover over-allotments, if any.

Investing in the notes involves a high degree of risk. Please read “Risk Factors” beginning on page S-7 of this prospectus supplement, on page 5 of the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	PUBLIC OFFERING PRICE(1)	UNDERWRITING DISCOUNT	PROCEEDS, BEFORE EXPENSES, TO US
Per note	100%	3%	97%
Total	$225,000,000	$6,750,000	$218,250,000
(1)	Plus accrued interest, if any, from March 24, 2014 to date of delivery.

The underwriter expects to deliver the notes sold on March 24, 2014.

Jefferies

Prospectus Supplement dated March 19, 2014

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement provides additional information about us and describes the specific details regarding this offering and the securities offered hereby. Generally, when we refer to this prospectus, we are referring to both this prospectus supplement and the accompanying prospectus combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement.

As permitted under the rules of the SEC, this prospectus incorporates important business information about Vector Group Ltd. that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the web site maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information.” Before purchasing any securities, you should carefully read this prospectus together with the additional information described under the headings “Where You Can Find More Information” and “Information We Incorporate by Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriter have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus or any free writing prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Neither we nor the underwriter is making offers to sell the securities described in this prospectus in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to the terms “we,” “us,” “our,” “the Company” or other similar terms mean Vector Group Ltd. and its consolidated subsidiaries and the term “Vector” refers only to Vector Group Ltd., unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC, including the registration statement of which the accompanying prospectus is a part and the exhibits to such registration statement, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s web site at www.sec.gov. These documents may also be accessed on our web site at www.vectorgroupltd.com. Information contained on our web site is not incorporated by reference into this prospectus and you should not consider information contained on our web site to be part of this prospectus.

S-ii

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will automatically update and supersede the information included or incorporated by reference in this prospectus. We incorporate by reference in this prospectus the following information (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;
•	our Current Reports on Form 8-K filed on March 14, 2014 and March 18, 2014; and
•	the description of our common stock contained in the S-1 Registration Statement filed on June 15, 1998, including any subsequently filed amendments and reports updating such description.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and prior to the termination of the offering under this prospectus. We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such Current Reports.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, upon a request to us by writing or telephoning us at the following address and telephone number:

Vector Group Ltd.
4400 Biscayne Boulevard
Miami, Florida 33137
Telephone Number: (305) 579-8000

S-iii

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains “forward-looking statements” within the meaning of the federal securities law. Forward-looking statements include information relating to our intent, belief or current expectations, primarily with respect to, but not limited to:

•	economic outlook;
•	capital expenditures;
•	cost reduction;
•	legislation and regulations;
•	cash flows;
•	operating performance;
•	litigation;
•	impairment charges and cost saving associated with restructurings of our tobacco operations; and
•	related industry developments (including trends affecting our business, financial condition and results of operations).

You can identify forward-looking statements by terminology such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may be,” “objective,” “plan,” “seek,” “predict,” “project” and “will be” and similar words or phrases or their negatives. The forward-looking information involves important risks and uncertainties that could cause our actual results, performance or achievements to differ materially from our anticipated results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, without limitation, the following:

•	general economic and market conditions and any changes therein, due to acts of war and terrorism or otherwise;
•	governmental regulations and policies;
•	effects of industry competition;
•	impact of business combinations, including acquisitions and divestitures, both internally for us and externally in the tobacco industry;
•	impact of legislation on our competitors’ payment obligations, results of operations and product costs, i.e. the impact of federal legislation eliminating the federal tobacco quota system and providing for regulation of tobacco products by the Food and Drug Administration (the “FDA”);
•	impact of substantial increases in federal, state and local excise taxes;
•	uncertainty related to product liability litigation including the Engle progeny cases pending in Florida; and
•	potential additional payment obligations for us under the Master Settlement Agreement (the “MSA”) and other settlement agreements relating to tobacco-related litigation with the states.

Any forward-looking statement you read in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. We urge you to carefully review the disclosures we make concerning risks and other factors that may affect our business and operating results, including those made

S-iv

under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, including subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. We caution you that any forward-looking statements made in this prospectus and the documents incorporated herein by reference are not guarantees of future performance and you should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus or any other document incorporated by reference into this prospectus. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, unless required by law to do so.

S-v

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider when making your investment decision. You should read and consider carefully the more detailed information in this prospectus, including the factors described and incorporated by reference under the heading “Risk Factors” in this prospectus supplement beginning on page S-7 and the financial and other information incorporated by reference in this prospectus, as well as the information included in any free writing prospectus that we have authorized for use in connection with this offering, before making an investment decision.

Our Company

We are a holding company and are principally engaged in:

•	the manufacture and sale of cigarettes in the United States through our Liggett Group LLC (“Liggett”) and Vector Tobacco Inc. (“Vector Tobacco”) subsidiaries; and
•	the real estate business through our New Valley LLC (“New Valley”) subsidiary, which is seeking to acquire additional operating companies and real estate properties. New Valley owns 70.59% of Douglas Elliman Realty, LLC (“Douglas Elliman”), which operates the largest residential brokerage company in the New York metropolitan area, which is known as Douglas Elliman Real Estate.

For the year ended December 31, 2013, Liggett was the fourth-largest manufacturer of cigarettes in the United States in terms of unit sales. Our tobacco subsidiaries manufacture and sell cigarettes in the United States and all of our tobacco operation’s unit sales volume in 2013 was in the discount segment, which management believes has been the primary growth segment in the industry for more than a decade. Our tobacco subsidiaries produce cigarettes in approximately 123 different brand styles as well as private labels for other companies, which are typically retail or wholesale distributors who supply supermarkets and convenience stores. Liggett’s current brand portfolio includes Eagle 20’s, Pyramid, Grand Prix, Liggett Select, Eve, USA and various partner brands and private label brands. Liggett’s manufacturing facilities are located in Mebane, North Carolina where it manufactures most of Vector Tobacco’s cigarettes pursuant to a contract manufacturing agreement. Liggett’s products are distributed from a central distribution center in Mebane, North Carolina to 17 public warehouses located throughout the United States that serve as local distribution centers for Liggett’s customers. Liggett’s customers are primarily candy and tobacco distributors, the military and large grocery, drug and convenience store chains.

In addition to New Valley’s investment in Douglas Elliman, New Valley holds investment interests in various real estate projects domestically and internationally.

We have approximately 990 employees, of which approximately 390 are employed by Douglas Elliman primarily in the New York area, approximately 295 are employed at Liggett’s Mebane, North Carolina facility and approximately 280 are employed in sales and administrative functions at our subsidiary Liggett Vector Brands LLC, which coordinates our tobacco subsidiaries’ sales and marketing efforts, along with certain support functions.

Recent Developments

On December 13, 2013, we increased our ownership stake in Douglas Elliman to 70.59% by acquiring an additional 20.59% interest in Douglas Elliman from Prudential Real Estate Financial Services of America, Inc. for $60.0 million. Consequently, after December 13, 2013, we consolidated the operations and financial position of Douglas Elliman and recognized a gain of $60.8 million to account for the difference between the carrying value and the fair value of the previously held 50% interest.

During 2013, we introduced Eagle 20’s, a deep discount cigarette brand positioned for long-term growth and we entered the emerging United States electronic cigarette market in limited retail distribution outlets with our new Zoom e-cigarettes. We intend to expand distribution of our Zoom brand in 2014. During 2013, we also invested approximately $75.0 million in non-consolidated real estate investments through our wholly owned subsidiary, New Valley.

In February 2014, we paid $59.5 million ($37.2 million, net of income taxes) relating to the Engle progeny settlement.

Corporate Information

Our principal executive offices are located at 4400 Biscayne Boulevard, Miami, Florida 33137, our telephone number is (305) 579-8000 and our web site is http://www.vectorgroupltd.com. You should not consider information contained on our web site or that can be accessed through our web site to be part of this prospectus.

The Offering

The summary below describes the principal terms of the notes. Certain descriptions below are subject to important exceptions and/or limitations. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. Unless otherwise specified, we assume throughout this prospectus supplement that the underwriter will not exercise its option to purchase additional notes.

Issuer
Vector Group Ltd., a Delaware corporation.
Notes
$225,000,000 aggregate principal amount of Variable Interest Convertible Senior Notes due 2020 (plus up to an additional $33,750,000 aggregate principal amount if the underwriter exercises its option to purchase additional notes).
Maturity date
April 15, 2020 (the “maturity date”), unless earlier converted or repurchased.
Interest and payment dates
The notes bear cash interest at a rate of 1.75% per annum, which we refer to as the “fixed interest,” with an additional cash payment payable on the notes on each interest payment date equal to the amount of cash dividends per share actually paid by us on our common stock during the prior three-month period ending on the record date for such interest payment multiplied by the applicable conversion rate on such record date, which we refer to as the “dividend pass-through payment,” and together with the fixed interest, the “total interest.” Notwithstanding the foregoing, however, (A) the amount payable on each interest payment date, other than the inital interest payment date, shall be the higher of (a) the total interest and (b) an amount reflecting an annual interest rate of 5.50% per annum (the “floor interest rate”) and (B) the initial interest payment shall be based solely on the floor interest rate. In addition, if the notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended, on each interest payment date on or after April 15, 2019, we will pay additional interest on a note in an amount equal to the amount required to be paid to prevent such note from being treated as an applicable high yield discount obligation. See “Description of Notes — Interest.”

Payment Frequency: Every quarter on January 15, April 15, July 15 and October 15.

First Payment: April 15, 2014.

Record Dates: Every quarter on January 1, April 1, July 1 and October 1.

Ranking
The notes will be our senior, unsecured obligations and will rank equal in right of payment with our existing and future senior, unsecured indebtedness, and will be senior in right of payment to any future indebtedness that is expressly subordinated to the notes. The notes will be effectively subordinated to our existing or future secured indebtedness to the extent of the assets securing such indebtedness and will be structurally subordinated to all indebtedness and other liabilities and commitments of our subsidiaries, including trade payables and any guarantees that they may provide with respect to any of our existing or future indebtedness.

As of December 31, 2013, we had $505.9 million in outstanding secured indebtedness ($505.9 million at face value including unamortized discount) and $186.5 million in outstanding senior unsecured indebtedness ($387.5 million at face value including unamortized discount). As of December 31, 2013, the aggregate amount of liabilities of our subsidiaries was $355.9 million, including trade and other payables and excluding intercompany liabilities. After giving effect to the issuance of the notes (assuming no exercise of the underwriter’s over-allotment option), the face value of our outstanding senior unsecured indebtedness would have been increased to $743.4 million. See “Capitalization.”

The indenture governing the notes will not limit the amount of debt that we or our subsidiaries may incur in the future.
No redemption
We may not redeem the notes prior to the stated maturity date. No sinking fund is provided for the notes.
Conversion rights
You may convert your notes, at your option, at any time prior to the close of business on the business day immediately preceding the maturity date. Upon conversion of your notes, we will deliver shares of our common stock, par value $0.10 per share, and cash in lieu of fractional shares of our common stock, all as described in “Description of Notes — Conversion Rights — Settlement upon Conversion.”

The initial conversion rate for the notes will be 36.8155 shares of our common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $27.16 per share of our common stock), and will be subject to adjustment as described in this prospectus supplement. In addition, we will, in certain circumstances, increase the conversion rate for holders who convert their notes in connection with a make-whole fundamental change. See “Description of Notes — Conversion Rights — Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change.”

Except in the limited circumstances described in “Description of Notes — Conversion Rights,” upon conversion, you will not receive any separate cash payment for accrued and unpaid interest (including any dividend pass-through payment, if applicable), if any. Instead, our delivery to you of the number of shares of our common stock and the amount of cash in lieu of fractional shares of our common stock, if any, into which your note is convertible will be deemed to satisfy in full our obligation to pay the principal amount of your note and any accrued and unpaid interest (including any applicable dividend pass-through payment) on your note to, but excluding, the conversion date.
Fundamental changes
Following certain corporate transactions or events specified as “fundamental changes” herein at any time prior to the maturity date, holders will have the right to require us to repurchase their notes in cash at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest (calculated at the greater of the total interest (with the fundamental change repurchase date treated as an interest payment date for purposes of calculating the dividend pass-through payment payable as a component thereof and such dividend pass-through payment for each note being pro rated as described herein) and the floor interest rate) to, but excluding, the fundamental change repurchase date. See “Description of Notes — Fundamental Change Permits Holders to Require Us to Repurchase Notes.” In addition, following certain corporate transactions or events specified as “make-whole fundamental changes,” we will, in certain circumstances, increase the conversion rate for holders who convert their notes on or after the effective date for a make-whole fundamental change and up to, and including, the later of the close of business on the business day immediately prior to the related fundamental change repurchase date and the close of business on the 35th business day immediately following the date we give notice to holders of the occurrence of the fundamental change. See “Description of Notes — Conversion Rights — Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change.”
Use of proceeds
We estimate that the net proceeds to us from this offering, after deducting the underwriter’s discounts and commissions and estimated offering expenses payable by us, will equal approximately $217.6 million (or approximately $250.3 million if the underwriter exercises its option to purchase additional notes in full). We plan to use the proceeds of this transaction for general corporate purposes, including for additional investments in real estate through our wholly owned subsidiary, New Valley LLC, and in our existing tobacco business. We may also consider using a portion of the proceeds of this offering to address upcoming debt maturities. See “Use of Proceeds.”
Book-entry form
The notes will initially be issued in book-entry form and will be represented by permanent global notes deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as the nominee of DTC. Beneficial interests in the global notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such beneficial interests may be exchanged for certificated securities only in limited circumstances.
Absence of a public market for the notes
The notes are new securities, and there is currently no established market for the notes. We do not intend to apply for a listing of the notes on any securities exchange or for their inclusion in any automated dealer quotation system. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriter has advised us that it currently intends to make a market in the notes. However, it is not obligated to do so, and it may discontinue any market-making with respect to the notes at any time and without warning.
Material United States federal income tax considerations
For the material U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of shares of our common stock, see “Material United States Federal Income Tax Considerations.”
Exchange and trading symbol for our common stock
Our common stock is listed on The New York Stock Exchange under the symbol “VGR.”
Trustee, paying agent and conversion agent
Wells Fargo Bank, National Association.
Risk factors
Before deciding whether to invest in the notes, you should carefully consider the risks described under “Risk Factors” in this prospectus supplement and the accompanying prospectus, as well as the risk factors and other information included in or incorporated by reference into this prospectus, including our financial statements and the notes thereto.

RISK FACTORS

Before you decide to invest in the notes, you should be aware that an investment in the notes involves various risks and uncertainties, including those described below, that could have a material adverse effect on our business, financial position, results of operations, cash flows or prospects. We urge you to consider carefully the risk factors described below, together with all of the other information included in, and incorporated by reference into, this prospectus before you decide to invest in the notes. The risks and uncertainties described below and incorporated by reference into this prospectus are not the only ones related to our business, the notes, our common stock or the offering. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business, financial position, results of operations, cash flows or prospects.

Risks Relating to Our Indebtedness

We have significant liquidity commitments.

During 2014, we have certain liquidity commitments that could require the use of our existing cash resources. As of December 31, 2013, our corporate expenditures (exclusive of Liggett, Vector Tobacco and New Valley) and other potential liquidity requirements over the next 12 months include the following:

■	cash interest expense of approximately $87.1 million,
■	$157.5 million of our 6.75% convertible notes mature in 2014, of which $25.0 million were converted into our common stock in March 2014,
■	dividends on our outstanding common shares (currently at an annual rate of approximately $157.0 million), and
■	other corporate expenses and taxes.

In February 2014, we paid $59.5 million ($37.2 million, net of income taxes) relating to the Engle progeny settlement.

In order to meet the above liquidity requirements as well as other liquidity needs in the normal course of business, we will be required to use cash flows from operations and existing cash and cash equivalents. Should these resources be insufficient to meet the upcoming liquidity needs, we may also be required to liquidate investment securities available for sale and other long-term investments, or, if available, draw on Liggett’s credit facility. While there are actions we can take to reduce our liquidity needs, there can be no assurance that such measures can be achieved.

We and our subsidiaries have a substantial amount of indebtedness.

We and our subsidiaries have significant indebtedness and will incur additional debt upon consummation of this offering of the notes and, as a result, we have significant debt service obligations. As of December 31, 2013, we and our subsidiaries had total outstanding indebtedness of $893.4 million and we will incur an additional $225.0 million of indebtedness in the offering of notes hereby (assuming no exercise of the underwriter’s over-allotment option in respect of the notes). Approximately $157.5 million of our 6.75% convertible notes mature in 2014. In addition, the indenture governing our 7.75% senior secured notes due 2021 contains covenants that, among other things, restrict our ability to take specific actions, even if we believe them to be in our best interest, including restrictions on our ability to incur additional indebtedness.

Subject to the terms of our existing and any future agreements, we and our subsidiaries will be able to incur additional indebtedness in the future. There is a risk that we will not be able to generate sufficient funds to repay our debt. If we cannot service our fixed charges, it would have a material adverse effect on our business and results of operations.

Our high level of debt may adversely affect our ability to satisfy our obligations.

There can be no assurance that we will be able to meet our debt service obligations. A default in our debt obligations, including a breach of any restrictive covenant imposed by the terms of our indebtedness, could result in the acceleration of the affected debt as well as other of our indebtedness. In such a situation, it is unlikely that we would be able to fulfill our obligations under the debt, the notes offered hereby or such other indebtedness or that we would otherwise be able to repay the accelerated indebtedness or make other required payments. Even in the absence of an acceleration of our indebtedness, a default under the terms of our indebtedness could have an adverse impact on our ability to satisfy our debt service obligations and on the trading price of our debt, the notes and our common stock.

Our high level of indebtedness could have important consequences. For example, it could:

■	make it more difficult for us to satisfy our other obligations with respect to our debt, including repurchase obligations upon the occurrence of specified change of control events;
■	increase our vulnerability to general adverse economic and industry conditions;
■	limit our ability to obtain additional financing;
■	require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, reducing the amount of our cash flow available for dividends on our common stock and other general corporate purposes;
■	require us to sell other securities or to sell some or all of our assets, possibly on unfavorable terms, to meet payment obligations;
■	restrict us from making strategic acquisitions, investing in new capital assets or taking advantage of business opportunities;
■	limit our flexibility in planning for, or reacting to, changes in our business and industry; and
■	place us at a competitive disadvantage compared to competitors that have less debt.

We are a holding company and depend on cash payments from our subsidiaries, which are subject to contractual and other restrictions, in order to service our debt and to pay dividends on our common stock.

We are a holding company and have no operations of our own. We hold our interests in our various businesses through our wholly-owned subsidiaries, VGR Holding LLC (“VGR Holding”) and New Valley. In addition to our own cash resources, our ability to pay interest on our debt and to pay dividends on our common stock depends on the ability of VGR Holding and New Valley to make cash available to us. VGR Holding’s ability to pay dividends to us depends primarily on the ability of Liggett, its wholly-owned subsidiary, to generate cash and make it available to VGR Holding. Liggett’s revolving credit agreement with Wells Fargo Bank, N.A. (“Wells Fargo”) contains a restricted payments test that limits the ability of Liggett to pay cash dividends to VGR Holding. The ability of Liggett to meet the restricted payments test may be affected by factors beyond its control, including Wells Fargo’s unilateral discretion, if acting in good faith, to modify elements of such test.

Our receipt of cash payments, as dividends or otherwise, from our subsidiaries is an important source of our liquidity and capital resources. If we do not have sufficient cash resources of our own and do not receive payments from our subsidiaries in an amount sufficient to repay our debts and to pay dividends on our common stock, we must obtain additional funds from other sources. There is a risk that we will not be able to obtain additional funds at all or on terms acceptable to us. Our inability to service these obligations and to continue to pay dividends on our common stock would significantly harm us and the value of the notes and our common stock.

Our 7.75% senior secured notes contain restrictive covenants that limit our operating flexibility.

The indenture governing our 7.75% senior secured notes due 2021 contains covenants that, among other things, restrict our ability to take specific actions, even if we believe them to be in our best interest, including restrictions on our ability to:

■	incur or guarantee additional indebtedness or issue preferred stock;
■	pay dividends or distributions on, or redeem or repurchase, capital stock;
■	create liens with respect to our assets;
■	make investments, loans or advances;
■	prepay subordinated indebtedness;
■	enter into transactions with affiliates; and
■	merge, consolidate, reorganize or sell our assets.

In addition, Liggett’s revolving credit agreement requires us to meet specified financial ratios. These covenants may restrict our ability to expand or fully pursue our business strategies. Our ability to comply with these and other provisions of the indenture governing the senior secured notes and the Liggett revolving credit agreement may be affected by changes in our operating and financial performance, changes in general business and economic conditions, adverse regulatory developments or other events beyond our control. The breach of any of these covenants, including those contained in the indenture governing the senior secured notes and the Liggett credit agreement, could result in a default under our indebtedness, which could cause those and other obligations to become due and payable. If any of our indebtedness is accelerated, we may not be able to repay it.

The indenture governing the senior secured notes contains restrictive covenants, which, among other things, restrict our ability to pay certain dividends or make other restricted payments or enter into transactions with affiliates if our Consolidated EBITDA, as defined in the indenture, is less than $75.0 million for the four quarters prior to such transaction. Our Consolidated EBITDA for the four quarters ended December 31, 2013 exceeded $75.0 million.

Changes in respect of the debt ratings of our notes may materially and adversely affect the availability, the cost and the terms and conditions of our debt.

Both we and several issues of our notes have been publicly rated by Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Rating Services (“S&P”), independent rating agencies. In addition, future debt instruments may be publicly rated. These debt ratings may affect our ability to raise debt. Any future downgrading of the notes or our other debt by Moody’s or S&P may affect the cost and terms and conditions of our financings and could adversely affect the value and trading of the notes offered hereby.

Risks Relating to Our Business

Liggett faces intense competition in the domestic tobacco industry.

Liggett is considerably smaller and has fewer resources than its major competitors, and, as a result, has a more limited ability to respond to market developments. Management Science Associates’ data indicate that the three largest cigarette manufacturers controlled approximately 85.3% of the United States cigarette market during 2013. Philip Morris USA Inc. (“Philip Morris”) is the largest manufacturer in the market, and its profits are derived principally from its sale of premium cigarettes. Philip Morris had approximately 61.2% of the premium segment and 47.4% of the total domestic market during 2013. During 2013, all of Liggett’s sales were in the discount segment, and its share of the total domestic cigarette market was 3.3%. Philip Morris and RJ Reynolds Tobacco Company (which is now part of Reynolds American) (“RJ Reynolds”), the two largest cigarette manufacturers, historically, because of their dominant market share, have been able to determine cigarette prices for the various pricing tiers within the industry.

Philip Morris and RJ Reynolds dominate the domestic cigarette market and had a combined market share of approximately 70.9% at December 31, 2013. This concentration of United States market share could make it more difficult for Liggett and Vector Tobacco to compete for shelf space in retail outlets and could impact price competition in the market, either of which could have a material adverse effect on their sales volume, operating income and cash flows, which in turn could negatively affect the value of the notes and our common stock.

Liggett’s business is highly dependent on the discount cigarette segment.

Liggett depends more on sales in the discount cigarette segment of the market, relative to the full-price premium segment, than its major competitors. Since 2004, all of Liggett’s unit volume was generated in the discount segment. The discount segment is highly competitive, with consumers having less brand loyalty and placing greater emphasis on price. While the three major manufacturers all compete with Liggett in the discount segment of the market, the strongest competition for market share has come from a group of smaller manufacturers and importers, most of which sell low quality, deep discount cigarettes. While Liggett’s share of the discount market was 11.6% in 2013, 12.1% in 2012 and 12.8% in 2011, Management Science Associates’ data indicate that the discount market share of these other smaller manufacturers and importers was approximately 33.7% in 2013, 34.4% in 2012, and 34.1% in 2011. If pricing in the discount market continues to be impacted by these smaller manufacturers and importers, margins in Liggett’s only current market segment could be negatively affected, which in turn could negatively affect the value of the notes and our common stock.

Liggett’s market share is susceptible to decline.

For a number of years prior to 2000, Liggett suffered a substantial decline in market share. Liggett’s market share declined in 2013 and 2012, after having increased during each of the years between 2000 and 2011 (except for 2008, which was unchanged). This earlier market share erosion resulted in part from Liggett’s highly leveraged capital structure that existed until December 1998 and its limited ability to match other competitors’ wholesale and retail trade programs, obtain retail shelf space for its products and advertise its brands. These declines also resulted from adverse developments in the tobacco industry, intense competition and changes in consumer preferences which have continued up to the current time. According to Management Science Associates’ data, Liggett’s overall domestic market share during 2013 was 3.3% compared to 3.5% during 2012 and 3.8% during 2011. Liggett’s share of the discount segment was 11.6% during 2013, 12.1% during 2012 and 12.8% during 2011. Liggett’s market share declined by 0.5% in 2013. If it were to decline substantially in the future, Liggett’s sales volume, operating income and cash flows could be materially adversely affected, which in turn could negatively affect the value of the notes and our common stock.

The domestic cigarette industry has experienced declining unit sales in recent periods.

Industry-wide shipments of cigarettes in the United States have been declining for a number of years, with Management Science Associates’ data indicating that domestic industry-wide shipments decreased by approximately 4.7% in 2013 as compared to 2012 and by approximately 2.2% in 2012 as compared to 2011. We believe that industry-wide shipments of cigarettes in the United States will continue to decline as a result of numerous factors. These factors include health considerations, diminishing social acceptance of smoking, and a wide variety of federal, state and local laws limiting smoking in restaurants, bars and other public places, as well as increases in federal and state excise taxes and settlement-related expenses which have contributed to high cigarette price levels in recent years plus the growing popularity of E-cigarettes. If this decline in industry-wide shipments continues and Liggett is unable to capture market share from its competitors, or if the industry as a whole is unable to offset the decline in unit sales with price increases, Liggett’s sales volume, operating income and cash flows could be materially adversely affected, which in turn could negatively affect the value of the notes and our common stock.

Our tobacco operations are subject to substantial and increasing legislation, regulation and taxation, which has a negative effect on revenue and profitability.

Tobacco products are subject to substantial federal and state excise taxes in the United States. These taxes may continue to increase. On April 1, 2009, the federal excise tax increased from $0.39 to $1.01 per pack of cigarettes, and significant tax increases on other tobacco products, to fund expansion of the State Children’s Health Insurance Program, referred to as SCHIP. The increases in federal excise tax under SCHIP are substantial, and, as a result, Liggett’s sales volume and profitability has been and may continue to be adversely impacted. In addition, SCHIP created certain tax differentials between certain types of tobacco products. This has caused a dramatic increase in the sale of mis-labeled pipe tobacco as a substitute for roll-your-own, which has directly impacted sales of cigarettes.

In addition to federal and state excise taxes, certain city and county governments also impose substantial excise taxes on tobacco products sold. Increased excise taxes are likely to result in declines in overall sales volume and shifts by consumers to less expensive brands.

A wide variety of federal, state and local laws limiting the advertising, sale and use of cigarettes have proliferated in recent years. For example, many local laws prohibit smoking in restaurants and other public places. Private businesses also have adopted regulations that prohibit or restrict, or are intended to discourage, smoking. Such laws and regulations also are likely to result in a decline in the overall sales volume of cigarettes.

Over the years, various state and local governments have continued to regulate tobacco products. These regulations relate to, among other things, disclosure of ingredient information, the imposition of significantly higher taxes, increases in the minimum age to purchase tobacco products, sampling and advertising bans or restrictions, ingredient and constituent disclosure requirements and significant tobacco control media campaigns. Additional state and local legislative and regulatory actions will likely be considered in the future, including, among other things, restrictions on the use of flavorings.

In addition to the foregoing, there have been a number of other restrictive regulatory actions from various federal administrative bodies, including the United States Environmental Protection Agency and the FDA. There have also been adverse legislative and political decisions and other unfavorable developments concerning cigarette smoking and the tobacco industry. In 2009, legislation was passed by Congress providing for regulation of cigarettes by the FDA. These developments generally receive widespread media attention. Additionally, a majority of states have passed legislation providing for reduced ignition propensity standards for cigarettes. These developments may negatively affect the perception of potential triers of fact with respect to the tobacco industry, possibly to the detriment of certain pending litigation, and may prompt the commencement of additional similar litigation or legislation. We are not able to evaluate the effect of these developing matters on pending litigation or the possible commencement of additional litigation, but our consolidated financial position, results of operations or cash flows could be materially adversely affected.

Additional federal or state regulation relating to the manufacture, sale, distribution, advertising, labeling, or information disclosure of tobacco products could further reduce sales, increase costs and have a material adverse effect on our business.

The Family Smoking Prevention and Tobacco Control Act may adversely affect our sales and operating profit.

On June 22, 2009, the President signed into law the “Family Smoking Prevention and Tobacco Control Act” (Public Law 111-31). The law grants the FDA broad authority over the manufacture, sale, marketing and packaging of tobacco products, although FDA is prohibited from banning all cigarettes or all smokeless tobacco products. Among other measures, the law (under various deadlines):

■	increases the number of health warnings required on cigarette and smokeless tobacco products, increases the size of warnings on packaging and in advertising, requires FDA to develop graphic warnings for cigarette packages and grants FDA authority to require new warnings;

■	imposes new restrictions on the sale and distribution of tobacco products, including significant new restrictions on tobacco product advertising and promotion, as well as the use of brand and trade names;
■	bans the use of “light,” “mild,” “low” or similar descriptors on tobacco products;
■	bans the use of “characterizing flavors” in cigarettes other than tobacco or menthol;
■	gives FDA the authority to impose tobacco product standards that are appropriate for the protection of the public health (by, for example, requiring reduction or elimination of the use of particular constituents or components, requiring product testing, or addressing other aspects of tobacco product construction, constituents, properties or labeling);
■	requires manufacturers to obtain FDA review and authorization for the marketing of certain new or modified tobacco products;
■	requires pre-market approval by FDA for tobacco products represented (through labels, labeling, advertising, or other means) as presenting a lower risk of harm or tobacco-related disease;
■	requires manufacturers to report ingredients and harmful constituents and requires FDA to disclose certain constituent information to the public;
■	mandates that manufacturers test and report on ingredients and constituents identified by FDA as requiring such testing to protect the public health and allows FDA to require the disclosure of testing results to the public;
■	requires manufacturers to submit to FDA certain information regarding the health, toxicological, behavioral or physiological effects of tobacco products;
■	prohibits use of tobacco containing a pesticide chemical residue at a level greater than allowed under federal law;
■	requires FDA to establish “good manufacturing practices” to be followed at tobacco manufacturing facilities;
■	requires tobacco product manufacturers (and certain other entities) to register with FDA;
■	authorizes FDA to require the reduction of nicotine (although it may not require the reduction of nicotine yields of a tobacco product to zero) and the potential reduction or elimination of other constituents, including menthol;
■	imposes (and allows FDA to impose) various recordkeeping and reporting requirements on tobacco product manufacturers; and
■	grants FDA the regulatory authority to impose broad additional restrictions.

It is likely that the new tobacco law could result in a decrease in cigarette sales in the United States, including sales of Liggett’s and Vector Tobacco’s brands. Total compliance and related costs are not possible to predict and depend substantially on the future requirements imposed by FDA under the new tobacco law. Costs, however, could be substantial and could have a material adverse effect on the companies’ financial condition, results of operations, and cash flows. In addition, FDA has a number of investigatory and enforcement tools available to it. We are aware, for example, that FDA has already requested company-specific information from competitors. FDA has also initiated a program to award contracts to states to assist with compliance and enforcement activities. Failure to comply with the new tobacco law and with FDA regulatory requirements could result in significant financial penalties and could have a material adverse effect on the business, financial condition and results of operation of both Liggett and Vector Tobacco. At present, we are not able to predict whether the new tobacco law will impact Liggett and Vector Tobacco to a greater degree than other companies in the industry, thus affecting its competitive position.

Litigation will continue to harm the tobacco industry.

Liggett could be subjected to substantial liabilities and bonding requirements from litigation relating to cigarette products. Adverse litigation outcomes could have a negative impact on our ability to operate due to their impact on cash flows. We and our Liggett subsidiary, as well as the entire cigarette industry, continue to be challenged on numerous fronts, particularly with respect to the Engle progeny cases in Florida (described below). New cases continue to be commenced against Liggett and other cigarette manufacturers. As of December 31, 2013, in addition to the Engle progeny cases, there were 59 individual product liability lawsuits, four purported class actions and one health care cost recovery action pending in the United States in which Liggett and/or us were named defendants. It is likely that similar legal actions, proceedings and claims will continue to be filed against Liggett. Punitive damages, often in amounts ranging into the billions of dollars, are specifically pled in certain cases, in addition to compensatory and other damages. It is possible that there could be adverse developments in pending cases including the certification of additional class actions. An unfavorable outcome or settlement of pending tobacco-related litigation could encourage the commencement of additional litigation. In addition, an unfavorable outcome in any tobacco-related litigation could have a material adverse effect on our consolidated financial position, results of operations or cash flows. Liggett could face difficulties in obtaining a bond to stay execution of a judgment pending appeal.

Liggett Only Cases.

There are currently five cases pending where Liggett is the only remaining tobacco company defendant. Cases where Liggett is the only defendant could increase substantially as a result of the Engle progeny cases. As new product liability cases are commenced against Liggett, the costs associated with defending these cases and the risks relating to the inherent unpredictability of litigation continue to increase.

Individual tobacco-related cases have increased as a result of the Florida Supreme Court’s ruling in Engle.

In May 2003, a Florida intermediate appellate court overturned a $790.0 million punitive damages award against Liggett and decertified the Engle v. R. J. Reynolds Tobacco Co. smoking and health class action. In July 2006, the Florida Supreme Court affirmed in part and reversed in part the May 2003 intermediate appellate court decision. Among other things, the Florida Supreme Court affirmed the decision decertifying the class on a prospective basis and the order vacating the punitive damages award, but preserved several of the trial court’s Phase I findings (including that: (i) smoking causes lung cancer, among other diseases; (ii) nicotine in cigarettes is addictive; (iii) defendants placed cigarettes on the market that were defective and unreasonably dangerous; (iv) the defendants concealed material information; (v) all defendants sold or supplied cigarettes that were defective; and (vi) all defendants were negligent) and allowed plaintiffs to proceed to trial on individual liability issues (using the above findings) and compensatory and punitive damage issues, provided they commence their individual lawsuits within one year of the date the court’s decision became final on January 11, 2007, the date of the court’s mandate. In December 2006, the Florida Supreme Court added the finding that defendants sold or supplied cigarettes that, at the time of sale or supply, did not conform to the representations made by defendants.

Pursuant to the Florida Supreme Court’s July 2006 ruling in Engle, former class members had until January 2008 to file individual lawsuits. Cases were commenced on behalf of approximately 8,000 plaintiffs. Lawsuits by individuals requesting the benefit of the Engle ruling are referred to as the “Engle progeny cases.” In October 2013, the Company announced a settlement of the claims of approximately 4,900 of the remaining 5,300 Engle progeny plaintiffs. Notwithstanding this comprehensive settlement, the claims of approximately 400 state court Engle progeny plaintiffs remain outstanding. As of December 31, 2013, there were 13 Engle progeny cases currently scheduled for trial in 2014. Through December 31, 2013, eleven adverse verdicts had been entered against Liggett in Engle progeny cases. Several of these were affirmed on appeal and were satisfied by Liggett. The remaining verdicts are at various stages of appeal although appellate efforts, to date, have not been successful. The potential range of loss is between $0 and $18.5 million, plus interest and attorney fees, for the cases currently on appeal.

We cannot predict the cash requirements related to any future settlements and judgments, including cash required to bond any appeals, and there is a risk that those requirements will not be able to be met.

Excise tax increases adversely affect cigarette sales.

Cigarettes are subject to substantial and increasing federal, state and local excise taxes. In February 2009, federal legislation to reauthorize SCHIP, which includes funding provisions that increase the federal cigarette excise tax from $0.39 to $1.01 per pack, was enacted, effective April 1, 2009. Additional increases in the federal cigarette excise tax have been proposed by Congress. State excise taxes vary considerably and, when combined with sales taxes, local taxes and the federal excise tax, may exceed $4.00 per pack. Various states and other jurisdictions are considering, or have pending, legislation proposing further state excise tax increases. Management believes increases in excise and similar taxes have had, and will continue to have, an adverse effect on sales of cigarettes.

Liggett may have additional payment obligations under the Master Settlement Agreement.

NPM Adjustment.

In March 2006, an economic consulting firm selected pursuant to the MSA determined that the MSA was a “significant factor contributing to” the loss of market share of participating manufacturers for 2003. This is known as the “NPM Adjustment.” The economic consulting firm subsequently rendered the same decision with respect to 2004 and 2005. In March 2009, a different economic consulting firm made the same determination for 2006. As a result, the manufacturers are entitled to potential NPM Adjustments to their 2003, 2004, 2005 and 2006 MSA payments. The participating manufacturers are also entitled to potential NPM Adjustments to their 2007, 2008 and 2009 payments pursuant to an agreement entered into in June 2009 between Philip Morris, Brown & Williamson, RJ Reynolds and Lorillard Tobacco Company (the “Original Participating Manufacturers” or “OPMs”) and the settling states under which the OPMs agreed to make certain payments for the benefit of the settling states, in exchange for which the settling states stipulated that the MSA was a “significant factor contributing to” the loss of market share of participating manufacturers in 2007, 2008 and 2009. A settling state that has diligently enforced its qualifying escrow statute in the year in question may be able to avoid application of the NPM Adjustment to the payments made by the manufacturers for the benefit of that state or territory.

For 2003 through 2012, Liggett and Vector Tobacco, as applicable, disputed that they owed the settling states the NPM Adjustments as calculated by the independent auditor. As permitted by the MSA, Liggett and Vector Tobacco paid subject to dispute, withheld payment or paid into a disputed payment account the amounts associated with these NPM Adjustments.

Notwithstanding provisions in the MSA requiring arbitration, litigation was filed in 49 settling states involving the application of the NPM Adjustment for 2003 and whether it was to be determined through litigation or arbitration. These actions related to the potential NPM Adjustment for 2003, which the independent auditor under the MSA previously determined to be as much as $1.2 billion for all participating manufacturers. All but one of the 48 courts that decided the issue ruled that the 2003 NPM Adjustment dispute was arbitrable.

In response to a proposal from the OPMs and many of the other subsequent participating manufacturers, 45 of the settling states, representing approximately 90% of the allocable share of the settling states, entered into an agreement providing for a nationwide arbitration of the dispute with respect to the NPM Adjustment for 2003. In June 2010, the three person arbitration panel was selected. In November 2011, the participating manufacturers advised the arbitration panel that they were not contesting diligent enforcement of 16 settling states. Substantive hearings commenced in April 2012 and were completed in June 2013.

Effective December 17, 2012, the participating manufacturers entered into a “term sheet” with 20 settling states setting out terms for settlement of the NPM Adjustment for 2003 through 2012 and addressing the NPM Adjustment with respect to those states for future years. Certain of the non-settling states objected to the settlement. In March 2013, the arbitration panel entered a Stipulated Partial Settlement and Award which, among other things, overruled the objections of the non-settling states and directed the independent auditor to implement certain terms of the term sheet effective with the April 15, 2013 MSA payments. In May 2013, two additional states joined the settlement. Several non-settling states are attempting to vacate the settlement award by filing state court actions. In Idaho, a trial court denied that state's motion to vacate, and the state noticed an appeal of that denial. Although certain terms of the settlement were implemented by the independent auditor on April 15, 2013, no assurance can be given as to the ultimate outcome of the non-settling states' challenges. It is possible that Liggett or Vector Tobacco might be required to make additional payments in connection with this dispute.

As a result of the settlement, in the first quarter of 2013 Liggett and Vector Tobacco recognized income of $5.6 million. Following the additional two states joining the settlement in May 2013, Liggett and Vector Tobacco recognized an additional $1.3 million of income in the second quarter of 2013. The remaining NPM Adjustment accrual of $27.6 million at December 31, 2013 relates to the disputed amounts Liggett and Vector Tobacco have withheld from the non-settling states for 2004 through 2010. Approximately $16.6 million remains in the disputed payments accounts relating to the 2011 and 2012 NPM Adjustment dispute with these non-settling states.

In September 2013, the panel issued its decisions with respect to the 15 states that did not enter into the stipulated partial settlement and award, finding that six states did not diligently enforce their MSA escrow statutes in 2003. As a result, in April 2014, Liggett is entitled to receive a credit for the 2003 NPM Adjustment, in the amount of $6.0 million including interest. This amount was recognized in the third quarter of 2013. All six of the states that were found to be non-diligent have filed motions in state court seeking to vacate the arbitration award. No assurance can be given as to the ultimate outcome of these challenges.

Gross v. Net Calculations.

In October 2004, the independent auditor notified Liggett and all other Participating Manufacturers that their payment obligations under the MSA, dating from the agreement’s execution in late 1998, had been re-calculated using “net” units, rather than “gross” units (which had been used since 1999). Liggett objected to this retroactive change and disputed the change in methodology.

The change in the method of calculation could have resulted in Liggett owing as much as $38.8 million of additional MSA payments for prior years, including interest, because the proposed change from “gross” to “net” units would have lowered Liggett’s grandfathered market share exemption under the MSA. The Company estimated that Liggett’s future annual MSA payments would have been at least approximately $2.5 million higher under the revised method of calculation.

In December 2012, the parties arbitrated the dispute before a panel of three arbitrators. In February 2013, the arbitrators granted the relief sought by Liggett. The arbitrators ruled that the limitations provisions of the MSA precluded the independent auditor from recalculating Liggett's grandfathered market share exemption or Liggett's payment obligations beyond the last four years. The arbitrators further ruled that, for purposes of calculating Liggett's payment obligations for the applicable years, Liggett's market share calculated on a net basis, should be increased by a factor of 1.25%. Liggett filed a motion seeking correction of the part of the arbitrators' decision that would require the 1.25% increase in Liggett's market share. The states objected to Liggett's motion and sought additional relief from the panel declaring that any adjustment ordered by the panel is not limited by the four year limitations set forth in the MSA. If the arbitrator's ruling is not modified, Liggett would be required to pay approximately $16.2 million for the previous five years. If the relief requested by the states is granted, Liggett could be required to pay up to approximately $36.2 million. The panel agreed to hear arguments on the motions in May 2013, but due to the conditional settlement described below, the parties agreed to adjourn the hearing.

In June 2013, Liggett and a negotiating group on behalf of the settling states reached an agreement in principle to resolve all disputes regarding “gross” v. “net”, subject to definitive documentation and approval thereof by each settling state. The proposed settlement requires that Liggett pay $8.5 million to the settling states and agree to reduce its market share exemption from 1.645% to 1.63% starting in 2013 and for all years thereafter. In exchange, the settling states will release Liggett from all claims in connection with the “gross” v. “net” dispute. The Company has fully accrued the proposed settlement payment of $8.5 million. There can be no assurance that the settlement will be concluded and if it is not, that Liggett will be successful in seeking modification of the award by the panel or that Liggett will not be required to make additional payments, which could adversely affect the Company’s consolidated financial position, results of operations and cash flows.

Liggett may have additional payment obligations under its individual state settlements.

In 2004, the Attorneys General of Mississippi and Texas advised Liggett that they believed that Liggett had failed to make all required payments under the respective settlement agreements with these states for the period 1998 through 2003 and that additional payments may be due for 2004 and subsequent years. Liggett believes these allegations are without merit, based, among other things, on the language of the most favored nation provisions of the settlement agreements and no amounts have been accrued in our consolidated financial statements for any additional amounts that may be payable by Liggett under the settlement agreements with Mississippi and Texas. In February 2012, Mississippi provided Liggett with a 60-day notice that the state intended to pursue its remedies if Liggett did not cure its alleged defaults. Liggett responded to Mississippi’s letter but has heard nothing further on the matter. There can be no assurance that Liggett will prevail in the remaining matters and that Liggett will not be required to make additional material payments, which payments could materially adversely affect our consolidated financial position, results of operations or cash flows and the value of the notes and our common stock.

New Valley is subject to risks relating to the industries in which it operates.

Risks relating to the real estate industry.

The real estate industry is significantly affected by changes in general and local economic and political conditions as well as real estate markets, which could reduce profits that may not be recaptured, could cause cancellations of property sales, reduce the value of our properties or investments and could affect our results of operations and liquidity. The real estate industry is cyclical and is significantly affected by changes in general and local economic conditions which are beyond our control.

These conditions include short-term and long-term interest rates, inflation, fluctuations in debt and equity capital markets, levels of unemployment, consumer confidence and the general economic condition of the United States and the global economy. The real estate market also depends upon the strength of financial institutions, which are sensitive to changes in the general macroeconomic environment. Lack of available credit or lack of confidence in the financial sector could impact the real estate market, which in turn could adversely affect our business, financial condition and results of operations.

For example, the United States residential real estate market has only recently shown signs of recovery after having been in a significant and prolonged downturn. Due to the cyclicality of the real estate market, we cannot predict whether the recovery will continue or if and when the market and related economic forces will return the United States residential real estate industry to a period of sustained growth. If the real estate market or the economy as a whole does not improve, Douglas Elliman may experience adverse effects on its business, financial condition and liquidity, including its ability to access capital and grow its business.

Any of the following could be associated with cyclicality in the real estate market by halting or limiting a recovery in the residential real estate market, and have an adverse effect on our business by causing periods of lower growth or a decline in the number of home sales and/or property prices which, in turn, could adversely affect our revenue and profitability:

■	periods of economic slowdown or recession;
■	rising interest rates;
■	the general availability of mortgage financing, including:
■	the impact of the recent contraction in the subprime and mortgage markets generally; and
■	the effect of more stringent lending standards for home mortgages;
■	a negative perception of the market for residential real estate;
■	commission pressure from brokers who discount their commissions;
■	an increase in the cost of homeowners’ insurance;

■	weak credit markets;
■	a low level of consumer confidence in the economy and/or the real estate market;
■	instability of financial institutions;
■	legislative, tax or regulatory changes that would adversely impact the real estate market, including but not limited to potential reform relating to Fannie Mae, Freddie Mac and other government sponsored entities that provide liquidity to the U.S. housing and mortgage markets, and potential limits on, or elimination of, the deductibility of certain mortgage interest expense and property taxes;
■	adverse changes in economic and general business conditions in the New York metropolitan area;
■	a decline in the affordability of homes;
■	declining demand for real estate;
■	decreasing home ownership rates, declining demand for real estate and changing social attitudes toward home ownership; and/or
■	acts of God, such as hurricanes, earthquakes and other natural disasters, or acts or threats of war or terrorism.

New Valley is heavily dependent on the performance of the real estate market in the New York metropolitan area.  New Valley's business primarily depends on the performance of the real estate market in the New York metropolitan area. Our real estate brokerage businesses and our investments in real estate developments are largely located in the New York metropolitan area. Further, as of December 31, 2013, we had investments in or were developing nine projects in the New York metropolitan area. Douglas Elliman Real Estate’s residential brokerage business primarily depends on volumes of sales transactions and sales prices for residential property in New York metropolitan area. If volumes of residential property sales transactions in the New York metropolitan area decrease, the aggregate sales commission earned by Douglas Elliman Real Estate on sales transactions is also likely to decrease. Our business is and may continue to be heavily dependent on the continued growth of the property market in the New York metropolitan area, and any adverse developments in the supply and demand or in property prices in these areas would have an adverse effect on our financial condition and results of operations.

Demand for private residential properties in the New York metropolitan area, including in Manhattan, continues to experience rapid growth. We cannot assure you that property development and investment activities will continue at past levels or that we will be able to benefit from future growth in the property market in the New York metropolitan area, South Florida or the United States. Any adverse developments in national and local economic conditions as measured by such factors as GDP growth, employment levels, job growth, consumer confidence, interest rates and population growth in the New York metropolitan area and the United States, particularly in the regions where our investments and brokerages are located, may reduce demand and depress prices for our properties and services and would have an adverse effect on our business, financial condition and results of operations.

New Valley is dependent on the attractiveness of New York City as a place to live and its status as an international center for business and commerce.  Through its investments in Douglas Elliman Real Estate and nine developments in the New York Metropolitan area, New Valley is dependent on the attractiveness of New York City as a place to live. If New York City’s economy stagnates or contracts or if there are significant concerns or uncertainty regarding the strength of New York City’s economy, due to domestic, international or global macroeconomic trends or other factors (including, in particular, any matters which adversely affect New York City’s status as an international center for business and commerce or the economic benefits of New York City’s financial services industry), the New York metropolitan area may become a less attractive place to live, work, study or to own residential property for investment purposes. The attractiveness of New York City as a place to live, work, study or to own residential property for investment purposes may also be negatively affected by other factors, including high residential property sales prices or rents (or a risk or perceived risk of a fall in sales prices in the future), high costs of living, and negative perceptions surrounding quality of life, safety and security (including the risk or perceived risk of acts of terrorism or protests).

Any reduction in the attractiveness of New York City as a place to live and any matters which adversely affect New York City’s status as an international center for business and commerce could result in a reduction, by volume and/or by value, in our investment in real estate developments and/or residential property sales transactions in the New York metropolitan area, which would adversely affect our business, financial condition and results of operations.

Risks associated with our real estate development business.

Real estate development is a competitive industry, and competitive conditions may adversely affect our results of operations.  The real estate development industry is highly competitive. Real estate developers compete not only for buyers, but also for desirable properties, building materials, labor and capital. We compete with other local, regional, national and international real estate asset managers and property developers, who have significant financial resources and experience. Competitive conditions in the real estate development industry could result in: difficulty in acquiring suitable investments in properties at acceptable prices; increased selling incentives; lower sales volumes and prices; lower profit margins; impairments in the value of our investments in real estate developments and other assets; and increased construction costs and delays in construction.

If the market value of our properties or investments decline, our results of operations could be adversely affected by impairments and write-downs.  We acquire land and invest in real estate projects in the ordinary course of our business. There is an inherent risk that the value of our land and investments may decline after purchase, which also may affect the value of existing properties under construction. The valuation of property is inherently subjective and based on the individual characteristics of each property. The market value of our land and investments in real estate projects depends on general and local real estate market conditions. These conditions can change and thereby subject valuations to uncertainty. Moreover, all valuations are made on the basis of assumptions that may not prove to reflect economic or demographic reality. We may have acquired options on or bought and developed land at a cost we will not be able to recover fully or on which we cannot build and sell the property profitably. In addition, our deposits or investments in deposits for building lots controlled under option or similar contracts may be put at risk. If market conditions deteriorate, some of our assets may be subject to impairments and write-down charges which would adversely affect our operations and financial results.

If demand for residential or commercial real estate decreases below what was anticipated when we purchased interests in or developed such inventory, profitability may be adversely affected and we may not be able to recover the related costs when selling and building our properties and/or investments. We regularly review the value of our investments and will continue to do so on a periodic basis. Write-downs and impairments in the value of our properties and/or investments may be required, and we may in the future sell properties and/or investments at a loss, which could adversely affect our results of operations and financial condition.

We face risks associated with property acquisitions.  Competition from other well-capitalized real estate investors, including both publicly traded real estate investment trusts and institutional investment funds, may significantly increase the purchase price of, or prevent us from acquiring, or investing in, a desired property. Acquisition agreements will typically contain conditions to closing, including completion of due diligence to our satisfaction or other conditions that are not within our control, which may not be satisfied. The properties we acquire or invest in may be located in new markets where we may have limited knowledge and understanding of the local economy, an absence of business relationships in the area or unfamiliarity with local government and applicable laws and regulations. We may be unable to finance acquisitions or investments on favorable terms or newly acquired, or investments in, properties may fail to perform as expected. We may underestimate the costs necessary to bring an investment up to standards established for its intended market position. We may also acquire or investment in properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities. Each of these factors could have an adverse effect on our results of operations and financial condition.

Our success depends on the availability of suitable real estate investments at acceptable prices and having sufficient liquidity to acquire such investments.  Our success in investing in real estate depends in part upon the continued availability of suitable real estate assets at acceptable prices. The availability of properties for investment at favorable prices depends on a number of factors outside of our control, including the risk of competitive over-bidding on real estate assets. Should suitable opportunities become less available, the number of properties we develop and invest in would be reduced, which would reduce revenue and profits. In addition, our ability to make investments will depend upon whether we have sufficient liquidity to fund such purchases and investments.

If we, or the properties we invest in, are not able to develop and market our real estate developments successfully or within expected timeframes, our business and results of operations will be adversely affected.   Before a property development generates any revenues, material expenditures are incurred to acquire land, obtain development approvals and construct significant portions of project infrastructure, amenities, model offices, showrooms, apartments or homes and sales facilities. It generally takes several years for a real estate development to achieve cumulative positive cash flow. If we, or the properties we invest in, are unable to develop and market our real estate developments successfully or to generate positive cash flows from these operations within expected timeframes, it will have an adverse effect on our business and results of operations.

Because certain of our assets are illiquid, we may not be able to sell these assets when appropriate or when desired.  Large real estate development like the ones that we retain investments in can be hard to sell, especially if local market conditions are poor. Such illiquidity could limit our ability to diversify our assets promptly in response to changing economic or investment conditions. Additionally, financial difficulties of other property owners resulting in distressed sales could depress real estate values in the markets in which we operate in times of illiquidity. These restrictions reduce our ability to respond to changes in the performance of our assets and could adversely affect our financial condition and results of operations.

Risks of real estate ventures.  New Valley has a number of real estate-related investments in which other partners hold significant interests. New Valley must seek approval from these other parties for important actions regarding these joint ventures. Since the other parties' interests may differ from those of New Valley, a deadlock could arise that might impair the ability of the ventures to function. Such a deadlock could significantly harm the ventures.

The real estate developments we invest in may be subject to losses as a result of construction defects.  Real estate developers, are subject to construction defect and warranty claims arising in the ordinary course of their business. These claims are common in the real estate development industry and can be costly.

Claims may be asserted against the real estate developments we invest in for construction defects, personal injury or property damage caused by the developer, general contractor or subcontractors, and if successful these claims give rise to liability. Subcontractors are independent of the homebuilders that contract with them under normal management practices and the terms of trade contracts and subcontracts within the industry; however, if U.S. or other regulatory agencies or courts reclassify the employees of sub-contractors as employees of real estate developers, real estate developers using subcontractors could be responsible for wage, hour and other employment-related liabilities of their subcontractors.

In addition where the real estate developments in which we invest in hire general contractors, unforeseen events such as the bankruptcy of, or an uninsured or under-insured loss claimed against, the general contractor, may sometimes result in the real estate developer becoming responsible for the losses or other obligations of the general contractor. The costs of insuring against construction defect and product liability claims are high, and the amount of coverage offered by insurance companies may be limited. There can be no assurance that this coverage will not be further restricted and become more costly. If the real estate developments in our real estate portfolio are not able to obtain adequate insurance against these claims in the future, our business and results of operations will be adversely affected.

Increasingly in recent years, individual and class action lawsuits have been filed against real estate developers asserting claims of personal injury and property damage caused by a variety of issues, including faulty materials and the presence of mold in residential dwellings. Furthermore, decreases in home values as a result of general economic conditions may result in an increase in both non-meritorious and meritorious construction defect claims, as well as claims based on marketing and sales practices. Insurance may not cover all of the claims arising from such issues, or such coverage may become prohibitively expensive. If real estate developments in our real estate portfolio are not able to obtain adequate insurance against these claims, they may experience litigation costs and losses that could reduce our revenues from these investments. Even if they are successful in defending such claims, we may incur significant losses.

Our real estate investments may face substantial damages as a result of existing or future litigation, arbitration or other claims.  The real estate developments we invest in are exposed to potentially significant litigation, arbitration proceedings and other claims, including breach of contract, contractual disputes and disputes relating to defective title, property misdescription or construction defects. Class action lawsuits can be costly to defend, and if our assets were to lose any certified class action suit, it could result in substantial liability. With respect to certain general liability exposures, including construction defect and product liability claims, interpretation of underlying current and future trends, assessment of claims and the related liability and reserve estimation process requires us to exercise significant judgment due to the complex nature of these exposures, with each exposure exhibiting unique circumstances. Furthermore, once claims are asserted for construction defects, it is difficult to determine the extent to which the assertion of these claims will expand geographically. As a result, we may suffer losses on our investments which could adversely affect our business, financial condition and results of operations.

Our investments in real estate are susceptible to adverse weather conditions, other environmental conditions and natural and man-made disasters.  Adverse weather conditions and natural and man-made disasters such as hurricanes, tornadoes, storms, earthquakes, floods, droughts, fires, snow, blizzards and other environmental conditions, as well as terrorist attacks, riots and electrical outages, can have a significant effect on the assets in our real estate portfolio. These adverse conditions can cause physical damage to work in progress and new developments, delays and increased costs in the construction of new developments and disruptions and suspensions of operations, whether caused directly or by disrupting or suspending operations of those upon whom our real estate developments rely in their operations. Such adverse conditions can mutually cause or aggravate each other, and their incidence and severity are unpredictable. If insurance is unavailable to the real estate developments we invest in or is unavailable on acceptable terms, or if insurance is not adequate to cover business interruptions or losses resulting from adverse weather or natural or man-made disasters, the real estate developments we invest in and our results of operations will be adversely affected. In addition, damage to properties in our real estate portfolio caused by adverse weather or a natural or man-made disaster may cause insurance costs for these properties to increase.

A major health and safety incident relating to our real estate investments could be costly in terms of potential liabilities and reputational damage.  Building sites are inherently dangerous, and operating in the real estate development industry poses certain inherent health and safety risks. Due to health and safety regulatory requirements, health and safety performance is critical to the success of the real estate investments we invest in. Any failure in health and safety performance may result in penalties for non-compliance with relevant regulatory requirements, and a failure that results in a major or significant health and safety incident is likely to be costly in terms of potential liabilities incurred as a result. Such a failure could generate significant negative publicity and have a corresponding impact on the reputation and relationships of the developer with relevant regulatory agencies or governmental authorities, which in turn could have an adverse effect on our investment and operating results.

Insurance may not cover some potential losses or may not be obtainable at commercially reasonable rates, which could adversely affect our financial condition and results of operations.  Real estate properties in our real estate portfolio maintain insurance on their properties in amounts and with deductibles that we believe are in line with what owners of similar properties carry; however, such insurance may not cover some potential losses or may not be obtainable at commercially reasonable rates in the future.

There also are certain types of risks (such as war, environmental contamination such as toxic mold, and lease and other contract claims) which are either uninsurable or not economically insurable. Should any uninsured or underinsured loss occur, we could lose our investment in, and anticipated profits and cash flows from, one or more properties.

The volatility in the capital and credit markets has increased in recent years.  Because the volatility in capital and credit markets may create additional risks in the upcoming months and possibly years, we will continue to perform additional assessments to determine the impact, if any, on our consolidated financial statements. Thus, future impairment charges may occur.

New Valley may pursue a variety of real estate development projects.  Development projects are subject to special risks including potential increase in costs, changes in market demand, inability to meet deadlines which may delay the timely completion of projects, reliance on contractors who may be unable to perform and the need to obtain various governmental and third party consents.

Risks associated with Douglas Elliman Realty.

Douglas Elliman Real Estate depends on a strong brand, and any failure to maintain, protect and enhance the Douglas Elliman brand would hurt our ability to grow our real estate brokerage business.  Douglas Elliman Real Estate has developed a strong brand that we believe has contributed significantly to the success of its business. Maintaining, protecting and enhancing Douglas Elliman Real Estate as a premium real estate brokerage brand is critical to growing our business. If Douglas Elliman Real Estate does not successfully build and maintain a strong brand, our real estate brokerage business could be harmed. Maintaining and enhancing the quality of the Douglas Elliman Real Estate brand may require us to make substantial investments in areas such as marketing, community relations, outreach and employee training. Douglas Elliman Real Estate actively engages in print and online advertisements, targeted promotional mailings and email communications, and engages on a regular basis in public relations and sponsorship activities. These investments may be substantial and may not ultimately be successful.

Brand value can be severely damaged even by isolated incidents, particularly if the incidents receive considerable negative publicity or result in litigation. Some of these incidents may relate to the way we manage our relationship with our agents, our growth strategies or the ordinary course of our business or our brokerage business. Other incidents may arise from events that are or may be beyond our ability to control and may damage our brand, such as actions taken (or not taken) by one or more agents relating to health, safety, welfare or other matters; litigation and claims; failure to maintain high ethical and social standards for all of our operations and activities; failure to comply with local laws and regulations; and illegal activity targeted at us or others. Douglas Elliman Real Estate's brand value could diminish significantly if any such incidents or other matters erode consumer confidence in it, which may result in a decrease in its total agent count and, ultimately, lower continuing franchise fees and annual dues, which in turn would adversely affect its business and operating results.

The real estate brokerage business in the New York metropolitan area, South Florida and Palm Springs, California is extremely competitive.  Douglas Elliman Real Estate competes with other multi-office independent real estate organizations and with franchise real estate organizations competing in local areas. Competition is particularly intense in the densely populated metropolitan areas of New York and South Florida in which we operate. In addition, in the real estate brokerage industry, new participants face minimal barriers to entry into the market. Douglas Elliman Real Estate also competes for the services of qualified licensed agents. The ability of its brokerage offices to retain agents is generally subject to numerous factors, including the sales commissions they receive and their perception of brand value.

The financial results of Douglas Elliman Real Estate's real estate brokerage business is affected directly by the success of its agents.  Douglas Elliman Real Estate's real estate brokerage offices generate revenue in the form of commissions and service fees. Accordingly, its financial results depend upon the operational and financial success of its brokerage offices and their agents.

Infringement, misappropriation or dilution of our intellectual property could harm our business.  We regard the Douglas Elliman Real Estate trademark portfolio as having significant value and as being an important factor in the marketing of its brand. We believe that this and other intellectual property are valuable assets that are critical to its success. Douglas Elliman Real Estate relies on a combination of protections provided by contracts, as well as copyright, trademark, and other laws, to protect our intellectual property from infringement, misappropriation or dilution. It has registered certain trademarks and service marks and has other trademark and service mark registration applications pending in the U.S. and foreign jurisdictions. Although Douglas Elliman monitors its trademark portfolio both internally and through external search agents and imposes an obligation on agents to notify it upon learning of potential infringement, there can be no assurance that it will be able to adequately maintain, enforce and protect its trademarks or other intellectual property rights.

Douglas Elliman Real Estate is not aware of any challenges to our right to use any of its brand names or trademarks. It is commonly involved in numerous proceedings, generally on a small scale, to enforce its intellectual property and protect its brand. Unauthorized uses or other infringement of its trademarks or service marks, including ones that are currently unknown to us, could diminish the value of its brand and may adversely affect its business. Failure to adequately protect its intellectual property rights could damage its brand and impair its ability to compete effectively. Even where it has effectively secured statutory protection for its trademarks and other intellectual property, its competitors may misappropriate its intellectual property. Defending or enforcing our trademark rights, branding practices and other intellectual property, and seeking an injunction and/or compensation for misappropriation of confidential information, could result in the expenditure of significant resources and divert the attention of management, which in turn may adversely affect our business and operating results.

Moreover, unauthorized third parties may use Douglas Elliman Real Estate's intellectual property to trade on the goodwill of its brand, resulting in consumer confusion or dilution. Any reduction of its brand’s goodwill, consumer confusion, or dilution is likely to impact sales, and could adversely affect its business and operating results.

Douglas Elliman Real Estate relies on traffic to its websites, including its flagship website, elliman.com, directed from search engines. If these websites fail to rank prominently in unpaid search results, traffic to these websites could decline and its business would be adversely affected.  Douglas Elliman Real Estate's success depends in part on its ability to attract users through unpaid Internet search results on search engines. The number of users it attracts to its websites, including its flagship website elliman.com, from search engines is due in large part to how and where its websites rank in unpaid search results. These rankings can be affected by a number of factors, many of which are not under our direct control, and they may change frequently. For example, a search engine may change its ranking algorithms, methodologies or design layouts. As a result, links to Douglas Elliman Real Estate's websites may not be prominent enough to drive traffic to its websites, and we may not know how or otherwise be in a position to influence the results. In some instances, search engine companies may change these rankings in order to promote their own competing services or the services of one or more of its competitors. Its websites have experienced fluctuations in search result rankings in the past, and it anticipates fluctuations in the future. Any reduction in the number of users directed to its websites could adversely affect its real estate brokerage business and results of operations. Further, a failure of Douglas Elliman Real Estate's websites or website-based technology, which are subject to factors beyond our control, could significantly disrupt its business and lead to reduced revenue and reputational damage as Douglas Elliman Real Estate may not be able to effectively scale and adapt its existing technology and network infrastructure to ensure its platforms is accessible.

Potential new investments we may make are unidentified and may not succeed.

We currently hold a significant amount of marketable securities and cash not committed to any specific investments and our management will have broad discretion over how to use the net proceeds from this offering of the notes. This subjects a security holder to increased risk and uncertainty because a security holder will not be able to evaluate how this cash will be invested and the economic merits of particular investments. There may be substantial delay in locating suitable investment opportunities. In addition, we may lack relevant management experience in the areas in which we may invest. There is a risk that we will fail in targeting, consummating or effectively integrating or managing any of these investments.

We depend on our key personnel.

We depend on the efforts of our executive officers and other key personnel. While we believe that we could find replacements for these key personnel, the loss of their services could have a significant adverse effect on our operations.

We are exposed to risks from legislation requiring companies to evaluate their internal control over financial reporting.

Section 404 of the Sarbanes-Oxley Act of 2002 requires our management to assess, and our independent registered certified public accounting firm to attest to, the effectiveness of our internal control structure and procedures for financial reporting. We completed an evaluation of the effectiveness of our internal control over financial reporting for the fiscal year ended December 31, 2013, and we have an ongoing program to perform the system and process evaluation and testing necessary to continue to comply with these requirements. We expect to continue to incur expense and to devote management resources to Section 404 compliance. In the event that our chief executive officer, chief financial officer or independent registered certified public accounting firm determines that our internal control over financial reporting is not effective as defined under Section 404, investor perceptions and our reputation may be adversely affected and the market price of the notes and our stock could decline.

Risks Relating to the Offering and the Ownership of the Notes and our Common Stock

The trading price of the notes could be significantly affected by the market price of our common stock, the trading volume of our common stock, the general level of interest rates, and our credit quality, each of which may be volatile.

The market price and trading volume of our common stock, as well as the general level of interest rates and our credit quality, will likely significantly affect the trading price of the notes. Each may be volatile and could fluctuate in a way that adversely affects the trading price of the notes and our common stock.

We cannot predict whether the market price of our common stock will rise or fall. The market price of our common stock will be influenced by a number of factors, including general market conditions, variations in our operating results, earnings per share, and other factors described in greater detail elsewhere in this section and elsewhere in this prospectus and the documents we have incorporated by reference in this prospectus, many of which are beyond our control.

The market price of our common stock also could be affected by possible sales of common stock by investors who view the notes as an attractive means of equity participation in us and by hedging or arbitrage activity involving our common stock that we expect to develop as a result of the issuance of the notes. The hedging or arbitrage activity could, in turn, affect the trading prices of the notes.

In addition, our credit quality may vary substantially during the term of the notes and will be influenced by a number of factors, including variations in our cash flows and the amount of indebtedness we have outstanding. Any decrease in our credit quality is likely to negatively impact the trading price of the notes.

The notes are effectively subordinated to our secured indebtedness.

The notes will be our senior unsecured obligations and will rank equal in right of payment with any of our other senior unsecured indebtedness and senior in right of payment to any indebtedness that is contractually subordinated to the notes. The notes, however, will be effectively subordinated to all of our existing or future secured indebtedness to the extent of the value of the collateral securing such indebtedness. As of December 31, 2013, we had $505.9 million in outstanding secured indebtedness ($505.9 million at face value) 186.5 million in outstanding senior unsecured indebtedness ($387.5 million at face value including unamortized discount). After giving effect to this offering (assuming no exercise of the underwriter’s over-allotment option), the face value of our outstanding senior unsecured indebtedness would have increased to $743.4 million. The provisions of the indenture governing the notes will not prohibit us from incurring additional indebtedness, including secured indebtedness, in the future. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us, the holders of any secured indebtedness will be entitled to proceed directly against the collateral securing such indebtedness. Therefore, such collateral will not be available for satisfaction of any amounts owed under our unsecured indebtedness, including the notes, until such secured indebtedness is satisfied in full.

The notes are our obligations only and are structurally subordinated to the liabilities of our subsidiaries. Our operations are conducted through, and substantially all of our consolidated assets are held by, our subsidiaries.

The notes are our obligations exclusively and are not guaranteed by any of our operating subsidiaries. As of December 31, 2013, our subsidiaries held a significant amount of our consolidated assets and generated a significant amount of our consolidated net income. Accordingly, our ability to service our indebtedness, including the notes, depends, in part, on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from certain subsidiaries may be subject to contractual restrictions. Liggett’s revolving credit agreement, for example, currently permits Liggett to pay cash dividends to VGR Holding only if Liggett’s borrowing availability exceeds $5.0 million for the 30 days prior to payment of the dividend, and so long as no event of default has occurred under the agreement, which could restrict our ability to receive cash dividends from Liggett.

Moreover, our right to receive assets from any of our subsidiaries upon its liquidation or reorganization, and the right of holders of the notes to participate in those assets, will be structurally subordinated to any and all indebtedness and other obligations that our subsidiaries may incur (including trade payables). In the event of a bankruptcy, liquidation, dissolution or reorganization, or of a similar proceeding with respect to any of our subsidiaries, we, as an equity owner of such subsidiary, and, therefore, the holders of the notes, will rank behind such subsidiary’s creditors, including such subsidiary’s trade creditors. As of December 31, 2013, the aggregate amount of liabilities of our subsidiaries was $355.9 million, including trade and other payables and excluding intercompany liabilities. The provisions of the indenture governing the notes do not prohibit our subsidiaries from incurring additional indebtedness or issuing preferred equity in the future.

Servicing our indebtedness requires a significant amount of cash, and we may not generate sufficient cash flow from our business to pay our substantial indebtedness.

Our ability to make scheduled payments of the principal of, to pay interest (including any applicable dividend pass-through payment) on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and regulatory factors, as well as other factors beyond our control. The cash flow from operations in the future may be insufficient to service our indebtedness because of factors beyond our control. If we are unable to generate the necessary cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation. Upon conversion of the notes, we must deliver shares of our common stock, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The notes are not protected by certain restrictive covenants.

The indenture for the notes will not:

■	require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity;
■	protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;
■	limit our ability to pledge assets to secure our existing or future debt;
■	limit our ability to incur indebtedness;
■	restrict the ability of our subsidiaries to issue securities or incur liability that would be structurally senior to our indebtedness;
■	restrict our ability to purchase or prepay our securities; or
■	restrict our ability to make investments or to purchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

In addition, the indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change involving us, except to the extent described under “Description of Notes — Fundamental Change Permits Holders to Require Us to Repurchase Notes,” “Description of Notes — Conversion Rights — Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change” and “Description of Notes — Consolidation, Merger and Sale of Assets.” Consequently, your rights under the notes may be substantially and adversely affected by certain fundamental changes or if we or our subsidiaries take certain actions that could increase the probability that we default on the notes or reduce the recovery that you are likely to receive upon any default.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling our common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and have taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Act. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

In addition, if investors and potential purchasers seeking to employ a convertible arbitrage strategy are unable to borrow or enter into swaps on our common stock, in each case on commercially reasonable terms, the trading price and liquidity of the notes may be adversely affected.

We may not have the ability to raise the funds necessary to pay interest on the notes or to repurchase the notes upon a fundamental change.

The notes bear cash interest. In addition, if a fundamental change occurs, holders of the notes may require us to repurchase all or a portion of their notes in cash. Such payments could be significant, and we may not have enough available cash or be able to obtain financing so that we can make such payments when due. In addition, our ability to satisfy such cash obligations may be limited by applicable law or the terms of other instruments governing our indebtedness. Our failure to pay such cash obligations would constitute an event of default under the indenture governing the notes, which in turn could constitute an event of default under any of our outstanding indebtedness, thereby resulting in the acceleration of such indebtedness, requiring prepayment of such indebtedness and further restricting our ability to satisfy such cash obligations. See “Description of Notes — Interest,” “Description of Notes — Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “Description of Notes — Events of Default.”

The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any value that your notes lose as a result of such transaction.

If a make-whole fundamental change occurs prior to the maturity date, we will, under certain circumstances, increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the make-whole fundamental change occurs or becomes effective and the average of the last reported sale prices of our common stock over the five trading day period immediately preceding the effective date of the make-whole fundamental change or the price paid per share of our common stock in the transaction, in each case, as described under “Description of Notes — Conversion Rights — Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change.” The adjustment to the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

In addition, if the average of the last reported sale price of our common stock over the five trading day period immediately preceding the effective date of the make-whole fundamental change or the price paid per share of our common stock in the make-whole fundamental change, as the case may be, is greater than $56.00 per share or less than $21.73 per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate.

Moreover, in no event will the conversion rate be increased pursuant to the make-whole fundamental change provisions to exceed 46.0193 shares of common stock per $1,000 principal amount of notes, subject to adjustment in the same manner, at the same time and for the same events for which we must adjust the conversion rate as set forth under “Description of Notes — Conversion Rights — Conversion Rate Adjustments.”

Our obligation to increase the conversion rate upon the occurrence of a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and economic remedies.

The conversion rate of the notes may not be adjusted for all dilutive events.

As described under “Description of Notes — Conversion Rights — Conversion Rate Adjustments,” we will adjust the conversion rate of the notes for certain events, including, among others:

■	the issuance of certain share dividends on our common stock;
■	the issuance of certain rights or warrants;
■	certain subdivisions and combinations of our capital stock;
■	certain distributions of capital stock, indebtedness or other assets; and
■	certain tender or exchange offers.

We will not adjust the conversion rate for other events, such as an issuance of our common stock for cash or in connection with an acquisition, that may dilute our common stock, thereby adversely affecting its market price. Because the trading price of the notes depends on the market price our common stock, any event that dilutes our common stock and adversely affects the market price of our common stock will likely also adversely affect the trading price of the notes.

We will not be obligated to purchase the notes upon the occurrence of all significant transactions that are likely to affect the market price of our common stock and/or the trading price of the notes.

Because the term fundamental change is limited to certain specified transactions, it does not include all events that could adversely affect our financial condition and/or the market price of our common stock and the trading price of the notes. For example, we will not be required to purchase any notes upon the occurrence of a transaction that would otherwise constitute a fundamental change, or in connection with certain types of transactions that would otherwise constitute a fundamental change, if at least 90% of the consideration received by holders of our common stock in the transaction consists of shares of common stock traded on The New York Stock Exchange, NYSE MKT LLC, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market. Furthermore, certain other transactions, such as leveraged recapitalizations, refinancings, restructurings or certain acquisitions of other entities by us or our subsidiaries, would not constitute a fundamental change requiring us to purchase the notes or to increase the conversion rate, even though each of these transactions could increase the amount of our indebtedness or otherwise adversely affect our capital structure, thereby adversely affecting the holders of the notes.

We cannot assure you that an active trading market will develop for the notes.

Prior to this offering, there has been no trading market for the notes, and we do not intend to apply for listing of the notes on any securities exchange or to arrange for their quotation on any automated dealer quotation system. We have been informed by the underwriter that it intends to make a market in the notes after the offering is completed.

However, the underwriter may cease its market-making at any time without notice. In addition, the liquidity of the trading market in the notes, and the trading price of the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the trading price and the liquidity of the notes may be adversely affected. In that case, you may not be able to sell your notes at a particular time, or you may not be able to sell your notes at a favorable price.

As a holder of the notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights) until the close of business on the conversion date for your notes, but you will be subject to all changes affecting our common stock. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the date you are deemed the record owner of the shares of our common stock due upon conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We do not expect the notes to be rated, but if the notes are rated, they may receive a lower rating than anticipated, which would likely adversely affect the trading price of the notes.

We do not intend to seek a rating for the notes and believe it is unlikely that the notes will be rated. However, if one or more rating agencies rates the notes and assigns the notes a rating lower than the rating expected by investors, reduces its rating of the notes or announces its intention to put us on credit watch, the market price of our common stock and the trading price of the notes would likely decline.

Certain provisions in the indenture governing the notes could delay or prevent an otherwise beneficial takeover or takeover attempt of us.

Certain provisions in the notes and the indenture could make it more difficult or more expensive for a third party to acquire us. For example, if a takeover would constitute a fundamental change, holders of the notes will have the right to require us to repurchase their notes in cash. In addition, if a takeover constitutes a make-whole fundamental change, we may be required to increase the conversion rate for holders who convert their notes in connection with such takeover. In either case, and in other cases, our obligations under the notes and the indenture could increase the cost of acquiring us or otherwise discourage a third party from acquiring us or removing incumbent management.

You are urged to consider the United States federal income tax consequences of owning the notes.

We and each holder of a note agree in the indenture governing the notes to treat the notes as indebtedness that is subject to U.S. Treasury regulations governing contingent payment debt instruments. Under the contingent payment debt regulations, a U.S. holder (as defined in “Material United States Federal Income Tax Considerations”) will be required to include amounts in income, as original issue discount, in advance of cash such holder receives on a note, and to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing, even though the notes will have a significantly lower stated rate of interest. A U.S. holder may recognize taxable income significantly in excess of cash received while the notes are outstanding. In addition, a holder will recognize ordinary income, if any, upon a sale, exchange, conversion, redemption or repurchase of the notes at a gain. In computing such gain, the amount realized by a holder will include, in the case of a conversion, the amount of cash and the fair market value of shares received. With respect to non-U.S. holders (as defined in “Material United States Federal Income Tax Considerations”), payments of contingent interest in excess of the floor amount (as defined in “Material United States Federal Income Tax Considerations”) will be subject to United States federal withholding tax at a rate of 30% unless such non-U.S. holder is eligible for a reduced rate or an exemption under an applicable U.S. income tax treaty or such interest is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and the applicable certification requirements are satisfied. Holders are urged to consult their own tax advisors as to the United States federal, state and other tax consequences of acquiring, owning and disposing of the notes and the shares of common stock issuable upon conversion of the notes. See “Material United States Federal Income Tax Considerations.”

You may have to pay taxes with respect to changes in the conversion rate of the notes.

Holders of the notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of the notes is adjusted. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of holders of the notes will generally not be deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the notes may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, U.S. holders may be deemed to have received constructive distributions includible in income even though they have not received any cash or property as a result of such adjustments. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution. If, in lieu of an adjustment to the conversion price, we exercise our option to distribute to holders of notes, concurrently with the distribution to holders of our common stock, such shares of our common stock, rights, options, warrants, any shares of our capital stock (other than common stock), evidences of indebtedness or other non-cash assets (or the fair market value, as reasonably determined by our board of directors, of the foregoing in cash) that such holders would have been entitled to receive had such notes been converted immediately prior to the record date relating to the event that would have caused such adjustment, such a distribution may be taxable to U.S. holders to the extent of the fair market value of such property received. Constructive distributions to non-U.S. holders may be subject to United States federal withholding tax.

The price of our common stock may fluctuate significantly.

The trading price of our common stock has ranged between $14.61 and $21.74 per share over the past 52 weeks. We expect that the market price of our common stock will continue to fluctuate.

The market price of our common stock may fluctuate in response to numerous factors, many of which are beyond our control. These factors include the following:

■	actual or anticipated fluctuations in our operating results;
■	changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;
■	the operating and stock performance of our competitors;
■	announcements by us or our competitors of new products or services or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;
■	the initiation or outcome of litigation;
■	changes in interest rates;
■	general economic, market and political conditions;
■	additions or departures of key personnel; and
■	future sales of our equity or convertible securities.

We cannot predict the extent, if any, to which future sales of shares of common stock or the availability of shares of common stock for future sale, may depress the trading price of our common stock.

In addition, the stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These broad market fluctuations may adversely affect the price of our common stock, regardless of our operating performance. Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management. These factors, among others, could significantly depress the price of our common stock.

We have many potentially dilutive securities outstanding.

At February 28, 2014, we had outstanding options granted to employees, including restricted shares, to purchase approximately 3,040,277 shares of our common stock, with a weighted-average exercise price of $13.26 per share, of which options for 1,675,568 shares were exercisable at February 28, 2014. We also have outstanding convertible notes and debentures maturing in November 2014 and November 2019, which are currently convertible into 23,218,583 shares of our common stock. In addition, up to 8,283,488 shares of our common stock (or up to 9,526,011 shares if the underwriter exercises its over-allotment option), subject to anti-dilution, make-whole and other adjustments, will be issuable upon conversion of the notes offered hereby. The issuance of these shares will cause dilution which may adversely affect the trading price of the notes and the market price of our common stock. The availability for sale of significant quantities of our common stock could adversely affect the prevailing market price of the stock and the trading price of the notes.

USE OF PROCEEDS

We estimate that the proceeds from this offering will be approximately $217.6 million (or $250.3 million if the underwriter exercises its option to purchase additional notes in full), after deducting the underwriter’s discount and estimated fees and expenses payable by us. We plan to use the proceeds of this transaction for general corporate purposes, including for additional investments in real estate through our wholly owned subsidiary, New Valley LLC, and in our existing tobacco business. We may also consider using a portion of the proceeds of this offering to address upcoming debt maturities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of December 31, 2013 on:

■	an actual basis; and
■	an as adjusted basis to give effect to (i) the issuance and sale by us of $225.0 million in aggregate principal amount of the notes, and the receipt of the net proceeds by us from such offering, after deducting fees, underwriting discounts and estimated expenses payable by us, (ii) the payment in February 2014 of $59.5 million ($37.2 million, net of income taxes) relating to the Engle progeny settlement and (iii) the conversion in March 2014 of $25.0 million aggregate principal amount of our 6.75% Variable Interest Senior Convertible Notes due 2014.

The information presented in the table below should be read in conjunction with the historical consolidated financial statements and the notes thereto incorporated by reference into this prospectus.

	As of December 31, 2013
	Actual	As Adjusted
	(dollars in thousands)
Cash and cash equivalents	$234,466	$414,816
Vector:
7.75% Senior Secured Notes due 2021	$450,000	$450,000
6.75% Variable Interest Senior Convertible Note due 2014(1)(2)	30,689	15,345
6.75% Variable Interest Senior Convertible Exchange Notes due 2014(2)(3)	81,586	81,586
7.5% Variable Interest Senior Convertible Notes due 2019(2)(4)	74,183	74,183
Variable Interest Senior Convertible Notes due 2020 offered hereby(5)	—	225,000
Liggett:
Revolving credit facility	30,424	30,424
Term loan under credit facility	3,884	3,884
Equipment loans	17,252	17,252
Other	4,325	4,325
Total notes payable, long-term debt and other obligations, including current portion	692,343	901,999
Total stockholders’ equity (deficiency)	(21,609)	(21,609)
Total capitalization	$670,734	$880,390

(1)	Amount included in the table above is net of unamortized discount of $19.3 million and $9.7 million, respectively.
(2)	The fair value of the derivatives embedded within the 6.75% Variable Interest Senior Convertible Note ($6.6 million, actual and $3.3 million, as adjusted), the 6.75% Variable Interest Senior Convertible Exchange Notes ($12.5 million), and the 7.5% Variable Interest Senior Convertible Debentures ($92.9 million) is separately classified as a derivative liability in the condensed consolidated balance sheets.
(3)	Amount included in the table above is net of unamortized discount of $25.9 million.
(4)	Amount included in the table above is net of unamortized discount of $155.8 million.
(5)	The information in the table above assumes no exercise of the underwriter’s option to purchase additional notes.

DIVIDEND POLICY

We pay quarterly cash dividends on shares of our common stock and we intend to continue to pay regular quarterly cash dividends to holders of shares of our common stock. The declaration of future cash dividends is within the discretion of our Board of Directors and is subject to a variety of contingencies such as market conditions, earnings and our financial condition as well as the availability of cash. See “Risk Factors — Risks Relating to Our Indebtedness — We are a holding company and depend on cash payments from our subsidiaries, which are subject to contractual and other restrictions, in order to service our debt and to pay dividends on our common stock.”

Liggett’s revolving credit agreement currently permits Liggett to pay cash dividends to VGR Holding only if Liggett’s borrowing availability exceeds $5.0 million for the 30 days prior to payment of the dividend, and so long as no event of default has occurred under the agreement, including Liggett’s compliance with the covenants in the credit facility, including maintaining minimum levels of EBITDA (as defined in the credit agreement) if its borrowing availability is less than $20.0 million and not exceeding maximum levels of capital expenditures (as defined in the credit agreement).

Our 7.75% senior secured notes due 2021 prohibit our payment of cash dividends or distributions on our common stock if at the time of such payment our Consolidated EBITDA (as defined in the indenture governing such notes) for the most recently completed four full fiscal quarters is less than $75.0 million. Our Consolidated EBITDA for the four quarters ended December 31, 2013 exceeded $75.0 million.

The table below sets forth the quarterly cash dividends declared on shares of our common stock during the years ended December 31, 2013 and 2012:

	Year Ended December 31,
	2013	2012
First Quarter	$0.38	$0.36
Second Quarter	$0.38	$0.36
Third Quarter	$0.38	$0.36
Fourth Quarter	$0.40	$0.38

We paid 5% stock dividends on September 27, 2013, September 28, 2012 and September 29, 2011 to the holders of our common stock. All information presented herein is adjusted for the stock dividends.

COMMON STOCK PRICE RANGE

Our common stock is listed and traded on The New York Stock Exchange under the symbol “VGR.” The following table sets forth, for the periods indicated, the high and low sales prices for our common stock as reported by The New York Stock Exchange.

Year	Low	High
2014:
First Quarter (through March 18, 2014)	$16.13	$21.74
2013:
Fourth Quarter	$15.50	$16.73
Third Quarter	$15.26	$16.45
Second Quarter	$14.61	$15.71
First Quarter	$14.29	$15.55
2012:
Fourth Quarter	$13.57	$16.04
Third Quarter	$15.03	$16.19
Second Quarter	$14.88	$16.25
First Quarter	$15.68	$16.86

The last reported sales price for our common stock on March 18, 2014 is set forth on the cover page of this prospectus supplement. At March 17, 2014, there were approximately 1,772 holders of record of our common stock and 99,711,494 shares of our common stock outstanding.

DESCRIPTION OF NOTES

We will issue the notes under a base indenture dated as of November 20, 2012, between us and Wells Fargo Bank, National Association, as trustee (the “trustee”), as supplemented by a supplemental indenture to be dated as of March 24, 2014, with respect to the notes. In this section, we refer to the base indenture (the “base indenture”), as supplemented by the supplemental indenture (the “supplemental indenture”), collectively as the “indenture.” You may request a copy of the indenture (which includes the form of note) from us at the address set forth under “Where You Can Find More Information.” This description of notes supplements and, to the extent it is inconsistent with, replaces the description of the general provisions of our debt securities and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all of the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. Whenever particular provisions or defined terms of the indenture or the notes are referred to, these provisions or defined terms are incorporated in this prospectus supplement by reference. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this “Description of Notes” section, references to “Vector,” “the Company,” “we,” “our” and “us” refer only to Vector Group Ltd. and not to its subsidiaries, unless the context requires otherwise.

General

The notes will:

■	be our general unsecured, senior obligations and will rank as described under “— Ranking”;
■	initially be limited to an aggregate principal amount of $225.0 million (or $258.8 million if the underwriter exercises its option to purchase additional notes in full);
■	bear cash interest at a rate of 1.75% per annum, which we refer to as the “fixed interest,” with an additional cash payment payable on the notes on each interest payment date equal to the amount of cash dividends per share actually paid by us on our common stock during the prior three-month period ending on the record date for such interest payment multiplied by the applicable conversion rate on such record date, which we refer to as the “dividend pass-through payment,” and together with the fixed interest, the “total interest.” Notwithstanding the foregoing, however, (A) the amount payable on each interest payment date, other than the initial interest payment date, shall be the higher of (a) the total interest and (b) an amount reflecting an annual interest rate of 5.50% per annum (the “floor interest rate”) and (B) the initial interest payment shall be based solely on the floor interest rate. In addition, if the notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended, on each interest payment date on or after April 15, 2019, we will pay additional interest on a note in an amount equal to the amount required to be paid to prevent such note from being treated as an applicable high yield discount obligation. Interest will be payable on January 15, April 15, July 15 and October 15 of each year, beginning on April 15, 2014;
■	be subject to mandatory repurchase by us at the option of the holders following a fundamental change (as defined below under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes”), at a purchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest (calculated at the greater of the total interest (with the fundamental change repurchase date treated as an interest payment date for purposes of calculating the dividend pass-through payment payable as a component thereof and such dividend pass-through payment will be calculated based on the amount of cash dividends per share actually paid by us on our outstanding common stock during the period commencing on the most recent prior record date and ending on the fundamental change repurchase date and will be pro rated by multiplying the amount otherwise payable by a fraction, the numerator of which is the number of days during the period from and including the most recent prior record date to, but excluding, the fundamental change repurchase date and the denominator of which is 90) and the floor interest rate) to, but excluding, the fundamental change repurchase date;
■	mature on April 15, 2020 (the “maturity date”), unless earlier converted or repurchased;
■	be issued in denominations of $1,000 principal amount and integral multiples of $1,000 in excess thereof; and
■	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “— Book-Entry, Settlement and Clearance.”

Until the close of business (as defined below) on the business day (as defined below) immediately preceding the maturity date, the notes may be converted at an initial conversion rate equal to 36.8155 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $27.16 per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of a note, we will deliver a number of shares of our common stock and an amount of cash in lieu of fractional shares of our common stock as described below under “— Conversion Rights — Settlement upon Conversion.” You will not receive any separate cash payment for interest (including any applicable dividend pass-through payment), if any, accrued and unpaid to the conversion date (as defined below) except under the limited circumstances described below. The notes are not subject to redemption at our option at any time prior to maturity.

The indenture will not limit the amount of indebtedness that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture will not contain any financial covenants and will not restrict us from paying dividends or repurchasing the notes or our other securities, including those junior to the notes. Other than the restrictions described under “— Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “— Conversion Rights — Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change,” the indenture will not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders or result in a decline in the credit rating of the notes (if the notes are rated at such time).

We may, without the consent of the holders, issue additional notes under the indenture with the same terms (except for original issuance date and, possibly, the initial interest accrual date and initial interest payment date) and with the same CUSIP numbers as the notes offered hereby in an unlimited aggregate principal amount; provided, however, that if such additional notes are not fungible with the notes offered hereby for federal income tax purposes, they will have a separate CUSIP number. We may also from time to time repurchase notes in open market purchases or negotiated transactions without giving prior notice to holders.

The notes will be issued in denominations of $1,000 principal amount and integral multiples of $1,000 in excess thereof. References to “a note” or “each note” in this prospectus supplement refer to $1,000 principal amount of the notes.

We do not intend to list the notes on a national securities exchange or any interdealer quotation system.

Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay or cause the paying agent to pay the principal of and interest (including any applicable dividend pass-through payment) on notes in global form registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay or cause the paying agent to pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency in the continental United States as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to any holder of an aggregate principal amount of notes less than or equal to $5.0 million, by check mailed to such holder, and (ii) to any holder of an aggregate principal amount of notes greater than $5.0 million, either by check mailed to such holder or, upon application by such holder to the registrar not later than the relevant record date (as defined below), by wire transfer in immediately available funds to such holder’s account within the United States, which application shall remain in effect until such holder notifies, in writing, the registrar to the contrary.

A holder of certificated notes may transfer or exchange such notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. A holder of a beneficial interest in a note in global form may transfer or exchange such beneficial interest in accordance with the indenture and the applicable procedures of the depositary. See “— Book-Entry, Settlement and Clearance.” No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we, the trustee or the registrar may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture.

The trustee and the registrar will not be required to transfer or exchange any note after it has been surrendered for conversion or required repurchase.

The registered holder of a note will be treated as the owner of the note for all purposes under the indenture.

Interest

Each note will bear cash interest at a rate of 1.75% per annum (the “fixed interest”) until maturity, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, an “interest payment date”), beginning on April 15, 2014. On each interest payment date, an additional cash payment (the “dividend pass-through payment”) will be payable on each note in an amount equal to the product of (A) the amount of cash dividends per share actually paid by us on our outstanding common stock during the three-month period ending on the record date for such interest payment and (B) the applicable conversion rate on such record date. The fixed interest and the dividend pass-through payment are referred to collectively herein as the “total interest.” Notwithstanding the foregoing, however, (A) the amount payable on each interest payment date, other than the initial interest payment date, shall be the higher of (i) the total interest and (ii) the floor interest rate and (B) the initial interest payment shall be based solely on the floor interest rate. The fixed interest or the floor interest rate, as applicable, on the notes will accrue from March 24, 2014, which is the date of first issuance of the notes (the “initial issue date”), or from the most recent date on which interest has been paid or duly provided for.

In addition, if the notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, as amended, on each interest payment date on or after April 15, 2019, we will pay additional interest on a note in an amount equal to the amount required to be paid to prevent such note from being treated as an applicable high yield discount obligation.

Interest (including any applicable dividend pass-through payment) will be paid to the person in whose name a note is registered at the close of business on January 1, April 1, July 1 or October 1, as the case may be (each, a “record date”), immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date, the maturity date or earlier required repurchase date upon a fundamental change falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue (and no additional dividend pass-through payment will be made) as a result of such delay. The term “business day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York or the place of payment is authorized or required by law or executive order to close or be closed.

Unless the context requires otherwise, all references to interest in this prospectus supplement include special interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “— Events of Default.”

Ranking

The notes will be our senior, unsecured obligations and will:

■	rank equal in right of payment with our existing and future senior, unsecured debt;
■	be senior in right of payment to any future indebtedness that is expressly subordinated to the notes;
■	be effectively subordinated to our existing or future secured indebtedness to the extent of the assets securing such indebtedness; and
■	be structurally subordinated to all indebtedness and other liabilities and commitments of our subsidiaries, including trade payables and any guarantees that they may provide with respect to any of our existing or future debt.

We conduct our operations through our subsidiaries. Accordingly, our ability to meet our cash obligations in the future in part will be dependent upon the ability of our subsidiaries to make cash distributions to us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions.

In addition, in the event of a bankruptcy, liquidation or dissolution of a subsidiary, the creditors of such subsidiary will be paid first, after which the subsidiary may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise so that we can meet our obligations under the notes. In the event of a bankruptcy, liquidation, reorganization or other winding up of us, our assets that secure secured indebtedness will be available to pay obligations on the notes only after all indebtedness under our secured indebtedness has been repaid in full from such assets. In such event, there may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding.

As of December 31, 2013, we had $505.9 million in outstanding secured indebtedness ($505.9 million at face value including unamortized discount) and $186.5 million in outstanding senior unsecured indebtedness ($387.5 million at face value including unamortized discount). As of December 31, 2013, the aggregate amount of liabilities of our subsidiaries was $355.9 million, including trade and other payables and excluding intercompany liabilities. The indenture governing the notes will not restrict our ability to incur additional indebtedness, including secured indebtedness that would be effectively senior to our obligations under the notes, or the ability of our subsidiaries to incur additional liabilities, all of which would be structurally senior to our obligations under the notes. See “Risk Factors — Risks Relating to the Offering and the Ownership of the Notes and our Common Stock — The notes are effectively subordinated to our secured indebtedness.”

Conversion Rights

General

Subject to the limitations described in this “— General” section and the satisfaction of the conditions described below under “— Conversion Procedures,” you may, at your option, convert your notes into shares of our common stock and cash in lieu of fractional shares of our common stock at the applicable conversion rate (as defined below) at any time prior to the close of business on the business day immediately preceding the maturity date, all as described under “— Settlement upon Conversion.” The initial conversion rate for the notes will be 36.8155 shares of our common stock per $1,000 principal amount of notes (which represents an initial conversion price of approximately $27.16 per share of our common stock), and will be subject to adjustment as described below.

The trustee will initially act as the conversion agent.

The conversion rate and the equivalent conversion price (which is equal to $1,000 divided by the conversion rate) in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively.

You may convert fewer than all of your notes so long as the aggregate principal amount of notes that you convert equals $1,000 or an integral multiple of $1,000 in excess thereof.

If you submit notes for repurchase upon a fundamental change, you may convert such notes only if you first withdraw your repurchase notice.

Upon conversion, we will not make any separate cash payment for accrued and unpaid interest, except as described below. Instead, our delivery to you of the number of shares of our common stock and the amount of cash in lieu of fractional shares of our common stock, if any, into which your note is convertible, will be deemed to satisfy in full our obligation to pay:

■	the principal amount of your note; and
■	accrued and unpaid interest (including any applicable dividend pass-through payment), if any, on your notes to, but excluding, the conversion date.

As a result, accrued and unpaid interest (and any applicable dividend pass-through payment), if any, to, but excluding, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after the close of business on a record date for the payment of interest, but prior to the open of business (as defined below) on the corresponding interest payment date, holders of such notes at the close of business on such record date will receive the interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Accordingly, upon surrender for conversion of notes during the period from the close of business on any record date to the open of business on the corresponding interest payment date, the notes must be accompanied by funds equal to the amount of interest, if any, payable on the notes so converted on the next succeeding interest payment date; provided that no such payment need be made:

■	for conversions following the record date immediately preceding the maturity date;
■	if we have specified a fundamental change repurchase date that is after a record date and on or prior to the business day immediately following the corresponding interest payment date and the conversion occurs after such record date and on or prior to the open of business on such interest payment date; or
■	to the extent of any overdue interest (including any applicable dividend pass-through payment), if any such overdue interest exists at the time of conversion with respect to such note.

“Close of business” means 5:00 p.m., New York City time. “Open of business” means 9:00 a.m., New York City time.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of the shares of our common stock upon conversion, unless the tax is due because the holder requests that any shares be issued in a name other than the holder’s name, in which case the holder will pay that tax.

“Trading day” means a day on which (i) trading in our common stock generally occurs on The New York Stock Exchange or, if our common stock is not then listed on The New York Stock Exchange (or the last reported sale price must be determined for another security), on the principal other United States national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a United States national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a last reported sale price for our common stock (or such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a business day.

Conversion Procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to the interest payable on the next interest payment date as described above and, if required, pay all transfer or similar taxes or duties, if any.

If you hold a certificated note, to convert that note you must:

■	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;
■	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;
■	if required, furnish appropriate endorsements and transfer documents;
■	if required, pay all transfer or similar taxes; and
■	if required, pay funds equal to the interest payable on the next interest payment date to which you are not entitled.

The date you comply with the relevant procedures described above will be the “conversion date” under the indenture.

Settlement upon Conversion

Upon conversion, we will deliver to the converting holder a number of shares of our common stock equal to the product of (i)(x) the aggregate principal amount of notes to be converted, divided by (y) $1,000 and (ii) the applicable conversion rate on the conversion date for such notes. Notwithstanding the foregoing, we will not deliver fractional shares of our common stock upon conversion of the notes. Instead, we will pay cash in lieu of any fractional shares based on the last reported sale price of our common stock on the applicable conversion date (or if such conversion date is not a trading day, the immediately preceding trading day). We will deliver such number of shares of common stock and such amount of cash in lieu of fractional shares, if any, on the third business day immediately following the conversion date for such notes.

The “last reported sale price” of our common stock (or any other security for which a last reported sale price must be determined) on any trading day means the closing sale price per share of our common stock (or such other security) (or, if no closing sale price is reported, the average of the last bid price and the last ask price or, if more than one in either case, the average of the average last bid price and the average last ask price) on that trading day as reported in composite transactions for the principal United States national or regional securities exchange on which our common stock (or such other security) is traded. If our common stock (or such other security) is not listed for trading on a United States national or regional securities exchange on the relevant trading day, the “last reported sale price” of our common stock (or such other security) will be the last quoted bid price per share of our common stock (or such other security) in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock (or such other security) is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid price and the last ask price per share of our common stock (or such other security) on the relevant trading day from each of at least three nationally recognized independent investment banking firms selected by us for this purpose. The “last reported sale price” will be determined without regard to after-hours trading or any other trading outside of regular trading session hours.

Each conversion will be deemed to have been effected as to any note surrendered for conversion on the conversion date, and the person in whose name the shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on such conversion date.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below.

1.	If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1 OS0

where:

CR0 = the conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date of such dividend or distribution, or immediately prior to 9:00 a.m., New York City time, on the effective date of such share split or combination, as applicable;

CR1 = the conversion rate in effect immediately after 9:00 a.m., New York City time, on such ex-dividend date or effective date;

OS0 = the number of shares of our common stock outstanding immediately prior to 9:00 a.m., New York City time, on such ex-dividend date or effective date; and

OS1 = the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date that our board of directors or a committee thereof determines not to pay such dividend or distribution to the conversion rate that would then be in effect if such dividend or distribution had not been declared or announced.

Any adjustment made under this clause (1) shall become effective immediately after 9:00 a.m., New York City time, on the ex-dividend date for such dividend or distribution, or immediately after 9:00 a.m., New York City time, on the effective date for such share split or share combination, as applicable.

2.	If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them for a period of not more than 45 calendar days after the date of such issuance to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	OS + X OS + Y

where:

CR0 = the conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such issuance;

CR1= the conversion rate in effect immediately after 9:00 a.m., New York City time, on such ex-dividend date;

OS = the number of shares of our common stock outstanding immediately prior to 9:00 a.m., New York City time, on such ex-dividend date;

X = the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and

Y = the number of shares of our common stock equal to the quotient of (i) the aggregate price payable to exercise such rights, options or warrants divided by (ii) the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after 9:00 a.m., New York City time, on the ex-dividend date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, including because the issued rights, options or warrants were not exercised, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be immediately decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

In determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement for an issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

3.	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities to all or substantially all holders of our common stock, excluding:
■	dividends, distributions, rights, options or warrants as to which an adjustment was effected pursuant to clause (1) or (2) above;
■	dividends or distributions paid exclusively in cash;
■	distributions of reference property in a transaction described in “— Recapitalizations, Reclassifications, Mergers and Other Changes of Our Common Stock”; and
■	spin-offs as to which the provisions set forth below in this clause (3) shall apply, then the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP0 SP0 – FMV

where:

CR0 = the conversion rate in effect immediately prior to 9:00 a.m., New York City time, on the ex-dividend date for such distribution;

CR1 = the conversion rate in effect immediately after 9:00 a.m., New York City time, on such ex-dividend date;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property of ours or rights, options or warrants to acquire our capital stock or other securities distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

If “FMV” (as defined above) is equal to or greater than the “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of shares of capital stock, evidences of indebtedness, assets, property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the record date for the distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after 9:00 a.m., New York City time, on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, and such capital stock or similar equity interest is listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0 MP0

where:

CR0 = the conversion rate in effect immediately prior to the close of business on the last trading day of the valuation period (as defined below) for such spin-off;

CR1 = the conversion rate in effect immediately after the close of business on the last trading day of the valuation period (as defined below) for such spin-off;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading day period after, and including, the effective date of the spin-off (the “valuation period”); and

MP0 = the average of the last reported sale prices of our common stock over the valuation period.

If, however, the conversion date for a note occurs after the record date for a spin-off, but on or prior to the first trading day of the valuation period for a spin-off, the conversion date will be postponed until the business day immediately following such trading day (and the definition of “FMV0” will be modified pursuant to the immediately following proviso); and provided, further, that if the conversion date for a note occurs after the first trading day of the valuation period for a spin-off, but during the valuation period, the reference in the above definition of “FMV0 ” to “10” shall be deemed replaced with such lesser number of trading days as have elapsed from, and including, the effective date of such spin-off to, but excluding, such conversion date.

4.	If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	AC + (SP1 × OS1) OS0 × SP1

where:

CR0 = the conversion rate in effect immediately prior to 5:00 p.m., New York City time, on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1 = the conversion rate in effect immediately after 5:00 p.m., New York City time, on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the expiration time on the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender offer or exchange offer);

OS1 = the number of shares of our common stock outstanding immediately after the expiration time on the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

Any increase made under this clause (4) will become effective immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date a tender or exchange offer expires. If, however, the conversion date for a note occurs on or after the date on which a tender or exchange offer expires and on or prior to the trading day next succeeding the date such tender or exchange offer expires, the conversion date for such note will be postponed until the first business day immediately following such trading day (and the reference in the above definition of “SP1” to “10” and the references in the above definitions of “CR0” and “CR1” to 10th” will be modified pursuant to the immediately following proviso); provided, further, that if the conversion date for a note occurs after the first trading day during the 10 trading days immediately following, and including, the trading day next succeeding the date a tender or exchange offer expires, but on or prior to the last trading day of such period, the reference in the above definition of “SP1” to “10” and the references in the above definitions of “CR0” and “CR1” to “10th” shall be deemed replaced with references to such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the date such tender or exchange offer expires to, but excluding such conversion date.

Notwithstanding the foregoing, in any case in which these provisions require that an adjustment be made to the conversion rate, in lieu of the adjustment, we may, at our option, distribute to holders of notes, concurrently with the distribution to the holders of our common stock (and without having to convert), such shares of our common stock, rights, options, warrants, any shares of our capital stock (other than common stock), evidences of indebtedness or other noncash assets (or the fair market value, as reasonably determined by our board of directors, of the foregoing in cash) that such holders of notes would have been entitled to receive had such notes been converted immediately prior to the record date relating to the event that would have caused such adjustment.

As used in this subsection, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

As used in this subsection, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock have the right to receive any cash, securities or other property or in which common stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

To the extent permitted by law and the rules of The New York Stock Exchange and, if applicable, any other securities exchange on which any of our securities are then listed, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if such increase is irrevocable during such 20 business days and our board of directors determines that such increase would be in our best interest. To the extent permitted by law and the rules of The New York Stock Exchange Market and, if applicable, any other securities exchange on which any of our securities are then listed, we may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event for U.S. federal income tax purposes. See “Material United States Federal Income Tax Considerations.” In each case, we will deliver to the trustee and each holder of the notes written notice of such increase at least 15 business days prior to the date such increase takes effect.

A holder may, in some circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the material U.S. federal income tax treatment of an adjustment or the nonoccurrence of an adjustment to the conversion rate, see “Material United States Federal Income Tax Considerations.”

To the extent that we have a rights plan in effect when you convert your notes into common stock, you will receive, in addition to any shares of common stock otherwise issuable upon conversion, the rights under the rights plan, unless prior to the conversion date, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities as described in clause (3) above, subject to readjustment in the event of the expiration or termination of such rights.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

Without limiting any of the foregoing, the applicable conversion rate will not be adjusted:

■	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;
■	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;
■	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

■	for a change in the par value of the common stock; or
■	for accrued and unpaid interest (including any applicable dividend pass-through payment).

We will not undertake any transaction that would result in our being required, pursuant to the indenture, to adjust the conversion rate such that the conversion price per share of our common stock will be less than the par value of our common stock.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share, with five one-hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655). No adjustment to the conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the conversion rate; provided, however, that if an adjustment is not made because the adjustment does not change the conversion rate by at least 1%, then such adjustment will be carried forward and taken into account in any future adjustment. Notwithstanding the foregoing, (i) upon any conversion of notes and (ii) annually, on the anniversary of the original issue date of the notes, we will give effect to all adjustments that we have otherwise deferred pursuant to the immediately preceding sentence, and those adjustments will no longer be carried forward and taken into account in any future adjustment.

Recapitalizations, Reclassifications, Mergers and Other Changes of Our Common Stock

In the event of:

■	any recapitalization, reclassification or change of our common stock (other than a change only in par value, from par value to no par value or no par value to par value, or changes resulting from a subdivision or combination);
■	any consolidation, merger or combination involving us;
■	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety; or
■	any statutory share exchange,

in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert each $1,000 principal amount of notes into shares of our common stock and cash in lieu of fractional shares of our common stock will be changed into the right to convert each $1,000 principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive in exchange for its shares of common stock in such transaction (the “reference property,” and the amount and kind of reference property corresponding to one share of our common stock, a “unit of reference property”), together with an amount of cash in lieu of any fractional units of reference property based on the value of a unit of reference property.

If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. We will notify holders of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate a last reported sale price or a function thereof over a span of multiple days (including the “stock price” (as defined below) for purposes of a make-whole fundamental change), we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date of the event occurs, at any time during the period when the last reported sale prices or functions thereof are to be calculated. In addition, if the ex-dividend date or expiration date for any event requiring an adjustment to the conversion rate occurs before the date on which the last reported sale price or function thereof is to be calculated, but the event does not give rise to an adjustment to the conversion rate until after such date, we will make an appropriate adjustment to the relevant calculation to account for such event.

Adjustment to Shares Delivered upon Conversion upon a Make-Whole Fundamental Change

If a fundamental change as defined below (determined after giving effect to the paragraph immediately following such definition but without regard to the exclusion in clause (2) of the definition thereof) occurs (a “make-whole fundamental change”) and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below.

A conversion of notes will be deemed for these purposes to be “in connection with” a make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent from, and including, the effective date (as defined below) of the make-whole fundamental change up to, and including:

■	in the case of such a make-whole fundamental change that is also a fundamental change, the later of (x) the close of business on the business day immediately prior to the related fundamental change repurchase date and (y) the close of business on the 35th business day immediately following the date we give notice to holders of the occurrence of the make-whole fundamental change as described below, and
■	in the case of such a make-whole fundamental change that is not also a fundamental change, the close of business on the 35th business day immediately following the date we give notice to holders of the occurrence of the make-whole fundamental change as described below.

We will notify holders of the anticipated effective date of any make-whole fundamental change and issue a press release announcing such anticipated effective date no later than 10 business days immediately prior to such anticipated effective date; provided, however, that if we do not have knowledge of such make-whole fundamental change or its anticipated effective date at such time, we will issue such press release as promptly as practicable following the date on which we become aware of such make-whole fundamental change and its anticipated effective date, but in no event later than the fifth business day immediately following the actual effective date of such make-whole fundamental change.

Except as set forth under “— Recapitalizations, Reclassifications, Mergers and Other Changes of Our Common Stock,” upon the surrender of notes for conversion in connection with a make-whole fundamental change, we will satisfy our conversion obligation by delivering a number of shares of common stock and cash in lieu of any fractional shares of our common stock as described above under “— Settlement upon Conversion”; provided, however, that if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is comprised entirely of cash, for any conversion of notes on or following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as such term is defined below) for the transaction, and we will satisfy our conversion obligation with respect to each $1,000 principal amount of notes by paying the converting holder an amount of cash equal to the applicable conversion rate (including any adjustment described in this section), multiplied by such stock price on the third business day following the applicable conversion date.

The number of additional shares, if any, by which the conversion rate will be increased for a holder that converts its notes in connection with a make-whole fundamental change will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive only cash in the make-whole fundamental change and the make-whole fundamental change is of the type described in clause (2) of the definition of fundamental change, the stock price shall be the cash amount paid per share. Otherwise, the stock price shall be the average of the last reported sale prices of our common stock over the five trading day period ending on the trading day preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes otherwise must be adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner, at the same time and for the same events for which we must adjust the conversion rate as set forth under “— Conversion Rate Adjustments.”

The following table sets forth the number of additional shares that will be added to the conversion rate per $1,000 principal amount of notes for each stock price and effective date set forth below:

Stock Price
Effective Date	$21.73	$22.25	$23.00	$24.50	$27.16	$30.00	$35.00	$41.00	$48.00	$56.00
March 24, 2014	9.2038	9.0360	7.9378	6.1383	3.9897	2.7065	1.6773	1.1645	0.8208	0.5458
April 15, 2015	9.2038	8.9867	7.8702	6.0998	3.8910	2.5113	1.4711	1.0099	0.7176	0.4846
April 15, 2016	9.2038	8.9451	7.7234	6.0433	3.6878	2.2426	1.2324	0.8401	0.6021	0.4117
April 15, 2017	9.2038	8.8829	7.6034	6.0097	3.3485	1.8703	0.9498	0.6498	0.4705	0.3250
April 15, 2018	9.2038	8.8267	7.4716	5.5769	2.7846	1.3492	0.6287	0.4438	0.3248	0.2261
April 15, 2019	9.2038	8.7620	7.3155	4.8216	1.8890	0.6586	0.3021	0.2269	0.1755	0.1169
April 15, 2020	9.2038	8.1283	6.6627	4.0008	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and effective date may not be set forth in the table above, in which case:

■	If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and the later effective dates, as applicable, based on a 365-day year.
■	If the stock price is greater than $56.00 (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.
■	If the stock price is less than $21.73 (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate be increased as a result of this section to exceed 46.0193 shares of common stock per $1,000 principal amount of notes, subject to adjustment in the same manner, at the same time and for the same events for which we must adjust the conversion rate as set forth under “— Conversion Rate Adjustments.”

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental Change Permits Holders to Require Us to Repurchase Notes

If a fundamental change (as defined below) occurs at any time prior to the maturity date, you will have the right, at your option, to require us to repurchase for cash all of your notes, or any portion of your notes that has a principal amount that is equal to $1,000 or an integral multiple of $1,000. The fundamental change repurchase price that we will be required to pay will equal 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest (calculated at the greater of the total interest (with the fundamental change repurchase date treated as an interest payment date for purposes of calculating the dividend pass-through payment payable as a component thereof and such dividend pass-through payment will be calculated based on the amount of cash dividends per share actually paid by us on our outstanding common stock during the period commencing on the most recent prior record date and ending on the fundamental change repurchase date and will be pro rated by multiplying the amount otherwise payable by a fraction, the numerator of which is the number of days during the period from and including the most recent prior record date to, but excluding, the fundamental change repurchase date and the denominator of which is 90) and the floor interest rate) to, but excluding, the fundamental change repurchase date, unless the fundamental change repurchase date falls after a record date but on or prior to the corresponding interest payment date, in which case we will instead pay, on the interest payment date, the full amount of such accrued and unpaid interest to the holder of record as of the close of business on the corresponding record date and the fundamental change repurchase price will equal 100% of the principal amount of the notes to be repurchased. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 business days following the date on which we deliver a fundamental change notice as described below. Any notes repurchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

1.	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries and our and their employee benefit plans becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of shares of our common equity representing more than 50% of the voting power of our common equity;
2.	the consummation of (A) any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person or persons other than one of our subsidiaries; or (B) any transaction or series of related transactions in connection with which (whether by means of exchange, liquidation, consolidation, merger, combination, reclassification, recapitalization, acquisition or otherwise) all of our common stock is exchanged for, converted into, acquired for or constitutes solely the right to receive other securities, other property, assets or cash, but excluding any transaction with or by another person pursuant to which the persons that beneficially owned (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, the shares of our voting stock immediately prior to such transaction beneficially own, directly or indirectly, immediately after such transaction, shares of the surviving, continuing or acquiring corporation’s voting stock representing more than 50% of the total outstanding voting power of all outstanding classes of voting stock of the surviving, continuing or acquiring corporation in substantially the same proportions (relative to each other) as immediately prior to such transaction;
3.	our shareholders approve any plan or proposal for the liquidation or dissolution of us; or
4.	our common stock (or other common stock or depositary shares or receipts in respect thereof into which the notes are then convertible) ceases to be listed or quoted on any of The New York Stock Exchange, NYSE MKT LLC, The NASDAQ Global Market, The NASDAQ Global Select Market or The NASDAQ Capital Market (or any of their respective successors).

A transaction or event described in clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by the holders of our common stock, excluding cash payments for fractional shares or dissenters rights, in connection with the transaction or transactions consists of shares of common stock traded on any of The New York Stock Exchange, NYSE MKT LLC, The NASDAQ Global Market, The NASDAQ Global Select Market or The NASDAQ Capital Market (or any of their respective successors) or which will be so traded or quoted when issued or exchanged in connection with such transaction or event and as a result of this transaction or event, the notes become convertible or exchangeable into such consideration, as described above under “— Conversion Rights — Recapitalizations, Reclassifications,

Mergers and Other Changes of Our Common Stock.” For the purposes of this definition of “fundamental change,” any transaction or event that constitutes a fundamental change under both clause (1) and clause (2) above will be deemed to constitute a fundamental change solely under clause (2) of this definition of “fundamental change.”

For purposes of this definition of “fundamental change,” whether a person is a “beneficial owner” will be determined in accordance with Rule 13d-3 under the Exchange Act.

There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition and the value of your notes. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including secured indebtedness, outstanding or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including other unsubordinated indebtedness, by the indenture. The incurrence of significant amounts of additional indebtedness could adversely affect our ability to service our debt, including the notes.

On or before the 15th business day after the effective date of a fundamental change, we will provide to all holders of the notes, the trustee and paying agent a written notice of the occurrence of the fundamental change and of the resulting fundamental change repurchase right. Such notice shall state, among other things:

■	the events causing a fundamental change;
■	the date of the fundamental change;
■	the last date on which a holder may exercise its fundamental change repurchase right, which will be the business day immediately preceding the fundamental change repurchase date;
■	the fundamental change repurchase price;
■	the fundamental change repurchase date;
■	the name and address of the paying agent and the conversion agent, if applicable;
■	if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;
■	if applicable, that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and
■	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change repurchase right, you must deliver to the paying agent, on or before the close of business on the business day immediately preceding the fundamental change repurchase date, subject to extension to comply with applicable law, a written fundamental change repurchase notice and, if the notes to be repurchased are in certificated form, the notes to be repurchased, duly endorsed for transfer. If the notes to be repurchased are in global form, you must initiate a book-entry transfer of such notes to the paying agent on or before the close of business on the business day immediately preceding the fundamental change repurchase date.

Your fundamental change repurchase notice must state:

■	if certificated, the certificate numbers of your notes to be delivered for repurchase or if not certificated, your notice must comply with the appropriate DTC procedures;
■	the portion of the principal amount of notes to be repurchased, which must equal $1,000 or an integral multiple of $1,000 in excess thereof; and
■	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

You may withdraw any fundamental change repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal shall state:

■	the principal amount of the withdrawn notes, which principal amount must equal $1,000 or an integral multiple of $1,000 in excess thereof;
■	if certificated notes have been issued, the certificate numbers of the withdrawn notes, or if not certificated, your notice must comply with the appropriate DTC procedures; and
■	the principal amount, if any, which remains subject to the repurchase notice.

Except as provided below, we will be required to repurchase any notes properly surrendered for repurchase and not withdrawn on the fundamental change repurchase date, subject to extension to comply with applicable law. We will pay you the fundamental change repurchase price promptly following the later of (i) the fundamental change repurchase date and (ii) if the notes are in global form, the time of book-entry transfer or the delivery of the notes. If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then immediately following the fundamental change repurchase date:

■	the notes will cease to be outstanding and interest will cease to accrue (and no additional dividend pass-through payment will be made), whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent; and
■	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

■	comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable;
■	file a Schedule TO or any other required schedule under the Exchange Act; and
■	otherwise comply with any applicable federal and state securities laws in connection with any offer by us to repurchase the notes.

Notwithstanding anything to the contrary herein, the indenture will prohibit us from repurchasing any notes at the option of holders upon a fundamental change if, as of the fundamental change repurchase date, the principal amount of the notes has been accelerated, such acceleration has not been rescinded and such acceleration did not result from a default that would be cured by our payment of the fundamental change repurchase price.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors — Risks Relating to the Offering and the Ownership of the Notes and our Common Stock — We may not have the ability to raise the funds necessary to pay interest on the notes or to repurchase the notes upon a fundamental change.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we may in the future incur other indebtedness with similar or different fundamental change provisions permitting holders of such indebtedness to accelerate it or to require us to repurchase such other indebtedness upon the occurrence of similar or different events.

Consolidation, Merger and Sale of Assets

The following description replaces the description set forth under “Description of Debt Securities —  Consolidation, Merger and Sale of Assets” in the accompanying prospectus in its entirety.

We may not consolidate with or merge with or into any other person or sell, convey, transfer or lease all or substantially all our property and assets to another person, unless:

■	the resulting, surviving or transferee person (if not us) (the “successor company”) will be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia, and such successor company (if not us) expressly assumes, by a supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of our obligations under the notes and the indenture; and
■	immediately after giving effect to such transaction, no default under the indenture shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into or transfer all or part of its properties to us.

When the successor assumes all of our obligations under an indenture, except in the case of a lease, our obligations under the indenture will terminate.

Some of the transactions described above could constitute a fundamental change that permits holders to require us to repurchase their notes, as described under “— Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Events of Default

The following description replaces the description set forth under “Description of Debt Securities — Events of Default” in the accompanying prospectus in its entirety.

Each of the following will constitute an event of default under the indenture:

■	our failure to pay principal of the notes (including any fundamental change repurchase price) when due at maturity, upon repurchase, declaration of acceleration or otherwise;
■	our failure to pay any interest (including any applicable dividend pass-through payment) on the notes when due and such failure continues for a period of 30 days;
■	our failure to give a fundamental change notice or a notice of a make-whole fundamental change, in each case when due;
■	our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of any holder’s conversion right and such failure continues for a period of 5 business days;
■	our failure to comply with our obligations under “— Consolidation, Merger and Sale of Assets”;
■	our failure to perform or observe any of our other covenants or warranties in the indenture or in the notes for 60 days after written notice to us from the trustee or to us and the trustee from the holders of at least 25% of the aggregate principal amount of then outstanding notes has been received by us;

■	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our subsidiaries (or the payment of which is guaranteed by us or any of our subsidiaries), whether such indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:
■	is caused by a failure to pay principal of, or interest or premium, if any, on, such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a “payment default”); or
■	results in the acceleration of such indebtedness prior to its express maturity,
■	and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $30 million or more and such acceleration is not annulled within 30 days thereof or such payment default continues for 30 days;
■	failure by us or any of our subsidiaries to pay final non-appealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $30 million (net of any amounts as to which a reputable and solvent third party insurer has accepted full coverage), which judgments are not paid, discharged, bonded or stayed for a period of 60 days; and
■	certain events of bankruptcy, insolvency and reorganization of us or any of our significant subsidiaries (as defined in Article 1, Rule 1-02 of Regulation S-X).

If a default or event of default occurs and is continuing with respect to the notes and if it is actually known to a responsible officer of the trustee, the trustee shall mail to each holder of the notes a notice of a default or event of default within 60 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such default or event of default. The indenture provides that the trustee may withhold notice to the holders of the notes of any default or event of default (except in payment on any notes or the failure to convert the notes in accordance with the indenture) with respect to the notes if the trustee determines in good faith that withholding notice is in the interest of the holders of the notes.

If an event of default (other than an event of default relating to certain events of bankruptcy, insolvency or reorganization of us) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal and accrued and unpaid interest on the outstanding notes (calculated at the greater of the total interest (with the date of acceleration treated as an interest payment date for purposes of calculating the dividend pass-through payment payable as a component thereof and such dividend pass-through payment will be calculated based on the amount of cash dividends per share actually paid by us on our outstanding common stock during the period commencing on the most recent prior record date and ending on the date of acceleration and will be pro rated by multiplying the amount otherwise payable by a fraction, the numerator of which is the number of days during the period from and including the most recent prior record date to, but excluding, the date of acceleration and the denominator of which is the number of days in the three-month period ending on the record date for the next scheduled interest payment) and the floor interest rate) to be immediately due and payable. In case of certain events of bankruptcy, insolvency or reorganization of us as described above, the principal and accrued and unpaid interest (including any applicable dividend pass-through payment) on the notes will automatically become immediately due and payable. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding notes may rescind such acceleration with respect to the notes and, as is discussed below, waive these past defaults.

Notwithstanding the foregoing, the indenture for the notes provides that, to the extent we elect, the sole remedy for an event of default relating to our failure to comply with the reporting requirements set forth under “— SEC and Other Reports” will, for the first 365 days after the occurrence of such an event of default, consist exclusively of the right to receive special interest (the “special interest”) on the notes at a rate equal to 0.25% per annum of the principal amount of the notes for the first 90 days and at a rate equal to 0.50% per annum of the principal amount of the notes from the 91st day until the 365th day. If we so elect, such special interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On such 365th day after such event of default (if such event of default has not been cured or waived prior to such 365th day), special interest will cease to accrue and, to the extent the event of default is continuing after such 365th day, the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of the notes in the event of the occurrence of any other event of default. If we do not elect to pay the special interest upon an event of default in accordance with this paragraph and the immediately following paragraph, the notes will be subject to acceleration as provided above.

In order to elect to pay the special interest as the sole remedy during the first 365 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify in writing all holders of the notes and the trustee and paying agent of such election prior to the date that is 60 days after the notice of such failure to comply is given to us by the trustee or holders of at least 25% in principal amount of outstanding notes. Upon our failure to timely give such notice or to pay the special interest on or prior to such date, the notes will be subject to acceleration as provided above.

The holders of a majority in aggregate principal amount of outstanding notes will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee or of exercising any trust or power conferred on the trustee, subject to limitations specified in the indenture. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of the notes or that would involve the trustee in personal liability. Before taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it against all losses and expenses caused by taking or not taking the action.

The holders of a majority in aggregate principal amount of outstanding notes may waive any past defaults under the indenture, any acceleration with respect to the notes and the consequences thereof, except a default due to the non-payment of principal (including the fundamental change repurchase price) or interest (including any applicable dividend pass-through payment) or due to our failure to deliver the common stock (or cash in lieu of fractional shares) when due upon conversion, a default arising from our failure to repurchase any notes when required pursuant to the terms of the indenture or a default in respect of any covenant that cannot be amended without the consent of each holder affected.

No holder of the notes may pursue any remedy under the indenture, except in the case of an event of default due to the non-payment of principal (including the fundamental change repurchase price or redemption price) or interest (including any dividend pass-through payment, if applicable) on the notes or due to the failure to comply with our conversion obligations, unless:

■	that holder has previously given to the trustee written notice of such continuing event of default;
■	the holders of not less than 25% in principal amount of the outstanding notes have made written request to the trustee to institute the proceedings in respect of such event of default in its own name as trustee under the indenture;
■	such holder or holders have offered to the trustee indemnity or security satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by the trustee in compliance with such request;
■	the trustee has failed to institute any such proceeding for 60 days after its receipt of such notice, request and offer of indemnity; and
■	no direction, in the opinion of the trustee, inconsistent with such written request has been given to the trustee during such 60-day period by holders of a majority in principal amount of the notes.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

■	the principal (including the fundamental change repurchase price) of;

■	accrued and unpaid interest (including any applicable dividend pass-through payment), if any, on; and
■	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

The indenture will require us every year to deliver to the trustee a statement confirming our performance of our obligations under the indenture and describing any default. The indenture will also require us to deliver to the trustee written notice of any default within 30 days of becoming aware of the occurrence of such default, which notice will specify such default and what action we are taking or propose to take in respect thereof.

Payments of the fundamental change repurchase price, principal and interest (including any dividend pass-through payment, if applicable) that are not made when due will accrue interest per annum at the then-applicable interest rate plus one percent from the required payment date.

Modification and Waiver

The following description replaces the description set forth under “Description of Debt Securities —  Modification and Waiver” in the accompanying prospectus in its entirety.

Subject to certain exceptions, the indenture and the notes may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender offer or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions of the indenture may be waived with the consent of the holders of a majority of the aggregate principal amount of notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender offer or exchange offer for, notes). However, without the consent of the holder of each outstanding note affected by such modification or amendment, no modification or amendment may:

■	reduce the principal amount of or change the stated maturity of any note;
■	reduce the rate or extend the time for payment of interest on any note;
■	reduce any amount payable upon repurchase of any note or change the time at which or circumstances under which the notes may or shall be repurchased;
■	impair the right of a holder to institute suit for payment of principal of or interest on (including any applicable dividend pass-through payment) any note, including with respect to any consideration due upon conversion of any note on or after the due date therefor;
■	change the currency in which any note is payable;
■	impair the right of a holder to convert any note or reduce the number of shares of common stock or amount of cash or any other property receivable upon conversion;
■	change the ranking of the notes;
■	amend or modify provisions of the amendment, modification or waiver of provisions of the indenture that require each holder’s consent; or
■	reduce the percentage of the aggregate principal amount of notes required for consent to any amendment or modification of the indenture or to waive any past default.

We and the trustee may modify certain provisions of the indenture without the consent of any holder of the notes to:

■	add guarantees with respect to the notes or secure the notes;
■	evidence the assumption of our obligations by a successor person under the provisions of the indenture relating to consolidations, mergers and sales of assets;
■	provide for the conversion of notes into reference property and effect any other changes to the terms of the notes required under the indenture in connection therewith;
■	surrender any of our rights or powers under the indenture;
■	add covenants or events of default for the benefit of the holders of the notes;
■	cure any ambiguity or correct any inconsistency or defect in the indenture or in the notes;
■	make any change that does not adversely affect the rights of any holder;
■	modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act as then in effect;
■	evidence the acceptance of appointment by a successor trustee;
■	to comply with the applicable procedures of the applicable depositary; and
■	conform the indenture and the form or terms of the notes to the “Description of Notes” section in this prospectus supplement, as supplemented by the applicable pricing term sheet, as evidenced in an officers’ certificate or supplemental indenture.

The consent of the holders under the indenture is not required to approve the particular form of any amendment or modification. Instead, it will be sufficient for holders to approve the substance of the amendment or modification.

After an amendment or modification to the notes or the indenture becomes effective, we are required to deliver notice of such modification or amendment to each holder of the notes affected thereby, which notice will briefly describe such modification or amendment. However, our failure to deliver such notice, or any defect in any such notice we deliver, will not impair or otherwise affect the validity of the amendment or modification.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding notes or by irrevocably depositing with the trustee, after the notes have become due and payable, whether at the stated maturity, any fundamental change repurchase date, or upon conversion or otherwise, cash or U.S. government obligations or shares of common stock and cash in lieu of fractional shares, solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Inapplicable Provisions of the Base Indenture and Prospectus

The provisions of the accompanying prospectus described under “Description of Debt Securities —  Defeasance of Debt Securities and Certain Covenants in Certain Circumstances” will not apply to the notes.

Calculations in Respect of Notes

Except as otherwise provided above, we or our agents will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale price of our common stock or any other security, accrued interest (including any applicable dividend pass-through payment) payable on the notes and the conversion rate of the notes. We or our agents will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of the notes. We or our agents will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee is required under the indenture to forward our calculations to any holder of notes upon the request of that holder.

SEC and Other Reports

We will deliver to the trustee copies of our annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) that we are required to file with the SEC pursuant to Section 13 or 15 (d) of the Exchange Act within 15 days after we are required to file such annual reports, information, documents and other reports with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). We are also required to comply with the other provisions of Section 314(a) of the Trust Indenture Act. Documents filed by us with the SEC via the EDGAR system (or any successor thereto) will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR; provided, however, that the trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed via EDGAR.

Trustee

Wells Fargo Bank, National Association, will be the trustee, registrar, paying agent and conversion agent. Wells Fargo Bank, National Association, in each of its capacities, including without limitation as trustee, registrar, paying agent and conversion agent, will assume no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this prospectus supplement or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

No personal liability of shareholders, employees, officers or directors

None of our, or of any successor entity’s, direct or indirect shareholders, employees, officers or directors, as such, past, present or future, shall have any personal liability in respect of our obligations under the indenture of the notes solely by reason of his, her or its status as such shareholder, employee, officer or director.

Notices

Except as otherwise described herein, notices to registered holders of the notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of mailing.

Book-Entry, Settlement and Clearance

The notes will be initially issued in the form of one or more registered notes in global form. Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

■	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriter; and
■	ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described in the indenture.

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriter are responsible for those operations or procedures.

DTC has advised us that it is:

■	a limited purpose trust company organized under the laws of the State of New York;
■	a “banking organization” within the meaning of the New York State Banking Law;
■	a member of the Federal Reserve System;
■	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
■	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriter, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

■	will not be entitled to have notes represented by the global note registered in their names;
■	will not receive or be entitled to receive physical, certificated notes; and
■	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note for any aspect of the records relating to or payments made on account of those interests by DTC or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

■	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;
■	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or
■	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

In addition, at any time, we may, in our sole discretion, by delivering a written request to the registrar, the trustee and the owner of such beneficial interest, permit the exchange of any beneficial interest in a global note for a note in physical, certificated form at the request of the owner of such beneficial interest.

Governing Law

The indenture provides that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed wholly within such state (without regard to the conflicts of laws provisions thereof other than Section 5-1401 of the General Obligations Law).

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax considerations relating to the purchase, ownership and disposition of the notes and common stock into which the notes are convertible. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary is limited to beneficial owners who purchase the notes upon their initial issuance at their issue price (as defined below) and who hold the notes and the common stock into which such notes are convertible as capital assets. This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction. In addition, this discussion does not address all tax considerations that may be relevant in light of an investor’s particular circumstances or to investors subject to special tax rules, including, without limitation:

■	banks, insurance companies or other financial institutions;
■	persons subject to the United States federal estate, gift or alternative minimum tax or the Medicare tax imposed under Section 1411 of the Code;
■	tax-exempt organizations;
■	dealers in securities or currencies;
■	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
■	foreign persons or entities (except to the extent specifically set forth below);
■	persons that own, or are deemed to own, (a) notes with a fair market value greater than either (i) 5% of the stock of our Company or (ii) 5% of the total fair market value of all notes, or (b) stock with a fair market value greater than 5% of the stock of our Company (except to the extent specifically set forth below);
■	certain former citizens or long-term residents of the United States;
■	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
■	persons who hold the notes or our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or
■	persons deemed to sell the notes or our common stock under the constructive sale provisions of the Code.

In addition, if a holder is an entity treated as a partnership for United States federal income tax purposes, the tax treatment of each partner of such partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder that is a partnership, and partners in such partnerships, should consult their own tax advisors regarding the tax consequences of the purchase, ownership and disposition of the notes and our common stock.

THIS SUMMARY OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES AND OUR COMMON STOCK ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Classification of the Notes

Under the indenture governing the notes, we and each holder of the notes agree, for United States federal income tax purposes, to treat the notes as indebtedness that is subject to the Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”) in the manner described below. The remainder of this discussion assumes that the notes will be so treated and does not address any possible differing treatment of the notes. The IRS has issued a revenue ruling with respect to instruments similar, although not identical, to the notes, and this ruling supports certain aspects of the treatment described below. However, the application of the Contingent Debt Regulations to instruments such as the notes remains uncertain in several respects, and no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Under differing treatment, a holder, among other potential consequences, might be required to accrue interest income at a lower rate, might not recognize income, gain or loss upon conversion of the notes to common stock, might recognize capital gain or loss upon a taxable disposition of the notes, might have a different holding period in our common stock acquired upon conversion of a note and might have an adjusted tax basis in a note or common stock acquired upon conversion of a note different from that discussed herein. U.S. holders are urged to consult their tax advisors concerning the tax treatment of the notes.

Consequences to U.S. Holders

The following is a summary of the material United States federal income tax consequences that will apply to you if you are a U.S. holder of a note or common stock received upon conversion of a note. The material United States federal income tax consequences to a “non-U.S. holder” of a note or common stock received upon conversion of a note are described under “— Consequences to Non-U.S. Holders” below. The term “U.S. holder” means a beneficial owner of a note or common stock who or that is, for U.S. federal income tax purposes:

■	an individual citizen or resident of the United States;
■	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States, any state thereof, or the District of Columbia;
■	an estate, the income of which is subject to United States federal income taxation regardless of its source; or
■	a trust that (1) is subject to the primary supervision of a United States court and the control of one or more United States persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

Accrual of Interest

Under the Contingent Debt Regulations, actual cash payments on the notes will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of the Contingent Debt Regulations will be to:

■	require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the notes;

■	require you to accrue and include in taxable income each year original issue discount at the comparable yield (as described below), which may be substantially in excess of stated interest payments actually received by you; and
■	generally result in ordinary income rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, repurchase or redemption of the notes.

You will be required to accrue an amount of ordinary interest income as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the notes, that equals:

■	the product of (i) the adjusted issue price (as defined below) of the notes as of the beginning of the accrual period and (ii) the comparable yield (as defined below) of the notes, adjusted for the length of the accrual period;
■	divided by the number of days in the accrual period; and
■	multiplied by the number of days during the accrual period that you held the notes.

The issue price of a note will be the first price at which a substantial amount of the notes is sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agents or wholesalers. The adjusted issue price of a note will be its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the amount of any noncontingent payments previously made and the projected amounts of any payments previously scheduled to be made with respect to the notes.

Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the notes. We have determined the comparable yield of the notes based on the rate, as of the initial issue date, at which we would issue a fixed rate nonconvertible debt instrument with no contingent payments but with terms and conditions otherwise similar to the notes. Accordingly, we have determined that the comparable yield is an annual rate of 7.50%, compounded quarter-annually.

We are required to furnish to you the comparable yield and, solely for United States federal income tax purposes, a projected payment schedule that includes the actual noncontingent interest payments, if any, on the notes and estimates of the amount and timing of contingent interest payments and payment upon maturity on the notes taking into account the fair market value of the common stock that might be paid upon a conversion of the notes. You may obtain the projected payment schedule by submitting a written request for it to us at the address set forth under the heading “Where You Can Find More Information” in this prospectus supplement. By purchasing the notes, you agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule. For United States federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals, and the adjustments thereto described below, in respect of the notes.

The precise manner of determining the comparable yield is not entirely clear. It is possible that the IRS could challenge our determination of the comparable yield and projected payment schedule. The yield, if redetermined as a result of such a challenge, could be greater than or less than the comparable yield provided by us, and the projected payment schedule could differ materially from the projected payment schedule we have provided. In such a case, the taxable income of a beneficial owner arising from the ownership, sale, exchange, conversion, redemption or retirement of a note could be increased or decreased.

The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your original issue discount and adjustments thereof in respect of the notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amount of the payments on a note.

Adjustments to Interest Accruals on the Notes

If the actual contingent payments made on the notes differ from the projected contingent payments, adjustments will be made for the difference. If, during any taxable year, you receive actual contingent payments with respect to the notes for that taxable year that in the aggregate exceed the total amount of projected payments for the taxable year, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. For these purposes, the payments in a taxable year include the fair market value of property received in that year, including the fair market value of our common stock received upon a conversion. If you receive in a taxable year actual contingent payments that in the aggregate are less than the amount of projected payments for the taxable year, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will be treated as follows:

■	first, a negative adjustment will reduce the amount of original issue discount required to be accrued in the current year;
■	second, any negative adjustment that exceeds the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the notes, reduced to the extent such prior original issue discount was offset by prior negative adjustments; and
■	third, any excess negative adjustment will be treated as a regular negative adjustment in the succeeding taxable year.

If there is a negative adjustment carryforward on a note in a taxable year in which the note is sold, converted, exchanged, redeemed or retired, it will be applied to reduce the amount realized thereon. A negative adjustment is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code.

Special rules apply if, at any time, all remaining contingencies with respect to payments on the notes have a remote likelihood of occurring or not occurring or are incidental in amount. You should consult your own tax advisor concerning the application of these special rules.

Sale, Exchange, Conversion or Redemption of the Notes

Upon the sale, exchange, repurchase or redemption of a note, as well as upon a conversion of a note, you will recognize gain or loss equal to the difference between your amount realized (reduced by any negative adjustment carried forward) and your adjusted tax basis in the note. As a U.S. holder of a note, you agree that under the Contingent Debt Regulations, the amount realized will include the fair market value of our common stock that you receive on the conversion as a contingent payment. Any such gain on a note generally will be treated as interest income. Loss from the disposition of a note will be treated as ordinary loss to the extent of the excess of your prior original issue discount inclusions with respect to the note over any negative adjustments previously taken into account as ordinary loss. Any loss in excess of that amount will be treated as capital loss, which will be long-term capital loss if your holding period in the note is more than one year at the time of such disposition. The deductibility of capital losses is subject to limitations.

Special rules apply in determining the tax basis of a note. Your adjusted tax basis in a note is generally equal to your original purchase price for the note, increased by original issue discount (before taking into account any adjustments described above) you previously accrued on the notes, and reduced by the amount of any noncontingent payments previously made and the projected amount of any contingent payments previously scheduled to be made on the notes.

Under this treatment, your tax basis in the common stock received upon conversion of a note will equal the then current fair market value of such common stock. Your holding period for our common stock will commence on the day after conversion.

Constructive Dividends

U.S. holders of the notes may, in certain circumstances, be deemed to have received distributions of stock if the conversion price of the notes is adjusted. However, adjustments to the conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of U.S. holders of the notes will generally not be deemed to result in a constructive distribution of stock. Certain of the possible adjustments provided in the notes may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received constructive distributions includible in your income in the manner described under “— Dividends” below even though you have not received any cash or property as a result of such adjustments, except that deemed dividends received by you may not be eligible for the reduced rates of tax applicable to qualified dividend income or the dividends received deduction. In certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to you. If, in lieu of an adjustment to the conversion price, we exercise our option to distribute to holders of notes, concurrently with the distribution to holders of our common stock, such shares of our common stock, rights, options, warrants, any shares of our capital stock (other than common stock), evidences of indebtedness or other non-cash assets (or the fair market value, as reasonably determined by our board of directors, of the foregoing in cash) that such holders would have been entitled to receive had such notes been converted immediately prior to the record date relating to the event that would have caused such adjustment, such a distribution to you may be taxable to the extent of the fair market value of such property received by you.

Dividends

If you convert your note into our common stock, distributions, if any, made on our common stock generally will be included in your income as ordinary dividend income to the extent of our current and accumulated earnings and profits. Such dividend income generally will constitute qualified dividend income and be subject to tax at the lower applicable capital gains rate, provided certain holding period requirements are satisfied. Distributions in excess of our current and accumulated earnings and profits will be treated as a return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain from the sale or exchange of such common stock. Dividends received by a corporate U.S. holder may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Exchange or Redemption of Common Stock

If you convert your notes into our common stock, then upon the sale, exchange or redemption of our common stock, you generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or exchange and (ii) your tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if your holding period in the common stock is more than one year at the time of the sale, exchange or redemption. Long-term capital gain recognized by non-corporate U.S. holders, including individuals, will generally be subject to a reduced rate of United States federal income tax. Your tax basis and holding period in common stock received upon conversion of a note are determined as discussed above under “— Sale, Exchange, Conversion or Redemption of the Notes.” The deductibility of capital losses is subject to limitations. Under certain circumstances, redemptions of stock may be treated as dividends.

Backup Withholding and Information Reporting

Information with respect to interest paid on the notes and dividends paid on the common stock may be required to be furnished to the record U.S. holders of the notes and our common stock, other than corporations and other exempt U.S. holders, and to the IRS.

You may be subject to backup withholding with respect to interest paid on the notes, dividends paid on our common stock or proceeds received from a disposition of the notes or shares of common stock. Certain U.S. holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. You will be subject to backup withholding if you are not otherwise exempt and you:

■	fail to furnish your taxpayer identification number (“TIN”), which, for an individual, is ordinarily his or her social security number;
■	furnish an incorrect TIN;
■	in the case of interest or dividends, are notified by the IRS that you have failed to properly report payments of interest or dividends; or
■	in the case of interest or dividends, fail to certify, under penalties of perjury, that the IRS has not notified you that you are subject to backup withholding.

Backup withholding is not an additional tax but, rather, is a method of tax collection. You generally will be entitled to credit any amounts withheld under the backup withholding rules against your United States federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

Consequences to Non-U.S. Holders

The following is a summary of the material United States federal income tax consequences that will apply to you if you are a non-U.S. holder of the notes or common stock received upon conversion of a note. For purposes of this discussion, a “non-U.S. holder” means a beneficial owner of a note or common stock received upon conversion of a note that is not a U.S. holder or a partnership for United States federal tax purposes. Special rules may apply to certain non-U.S. holders such as “controlled foreign corporations” and “passive foreign investment companies,” and such entities are urged to consult their tax advisors to determine the tax consequences that may be relevant to them.

Payments of Interest and Sale, Exchange, Conversion, Redemption or Retirement of the Notes

Payments of contingent interest in excess of the “floor amount” (the amount of contingent interest that would result in total interest (as defined in “Description of Notes”) equal to 5.50% per annum), including the portion of proceeds received upon the sale, disposition or redemption of the notes attributable to such contingent interest will be subject to United States federal withholding tax at a rate of 30%, subject to reduction or exemption by an applicable treaty or subject to exemption because the payments are effectively connected with the conduct of a United States trade or business if the relevant certification requirements described below are satisfied. You should consult your own tax advisors as to whether you can obtain a refund of any such withholding tax, either on the grounds that some portion of the contingent interest represents a payment of principal or on some other grounds. Subject to the discussion of backup withholding and FATCA below, you generally will not be subject to United States federal income or withholding tax with respect to (i) any payment of noncontingent interest or contingent interest, to the extent such contingent interest does not exceed the floor amount, (ii) the amount of any cash and the fair market value of shares delivered to you upon the conversion of a note and (iii) any gain realized upon the sale, exchange, redemption or retirement of a note, provided that:

■	you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code;
■	you are not a “controlled foreign corporation” with respect to which we are, directly or indirectly, a “related person”;
■	you are not a bank whose receipt of interest (including original issue discount) on a note is described in Section 881(c)(3)(A) of the Code;

■	you provide your name and address, and certify, under penalties of perjury, that you are not a United States person, as defined under the Code (which certification may be made on an IRS Form W-8BEN (or successor form)), or if you hold your notes through certain intermediaries, you and the intermediaries satisfy the certification requirements of applicable Treasury Regulations;
■	such payments or gain are not effectively connected with your conduct of a trade or business in the United States; and
■	with respect only to gain realized on a sale, exchange, conversion, redemption or retirement of a note, our common stock continues to be actively traded within the meaning of Section 871(h)(4)(C)(v)(I) of the Code and we are not and have not been a “United States real property holding corporation.” at any time within the five-year period preceding the disposition or your holding period, whichever is shorter.

Special certification rules apply to non-U.S. holders that are pass-through entities. Prospective investors are urged to consult their tax advisors regarding the certification requirements for non-U.S. holders.

If you cannot satisfy the requirements described above, and in any event as to payments of contingent interest in excess of the floor amount, you generally will be subject to 30% United States federal withholding tax with respect to payments of interest on the notes including contingent interest and amounts treated as interest on the notes (including gain realized by you on the sale, exchange or other taxable disposition of a note) unless you provide a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from, or reduction in withholding under the benefit of an applicable United States income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States and interest on a note is effectively connected with your conduct of that trade or business, you generally will be subject to United States federal income tax on all income from the notes on a net income basis (although you will be exempt from the 30% withholding tax, provided the certification requirements described above are satisfied) in the same manner as if you were a United States person, as defined under the Code. In addition, if you are a corporation, you may be subject to a branch profits tax equal to 30% (or lower rate as may be prescribed under an applicable United States income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest (including original issue discount) will be included in your earnings and profits.

Disposition of Common Stock

Subject to the discussions of backup withholding and FATCA below, any gain realized by you on the sale, exchange or other taxable disposition of our common stock generally will not be subject to United States federal income or withholding tax unless:

■	the gain is effectively connected with your conduct of a trade or business in the United States;
■	you are an individual who is present in the United States for 183 days or more in the taxable year of disposition, and certain conditions are met;
■	you are subject to Code provisions applicable to certain United States expatriates; or
■	we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that you held our common stock.

If your gain is described in the first bullet point above, you generally will be subject to United States federal income tax on the net gain derived from the sale, and if you are a corporation, then any such effectively connected gain received by you may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty). If you are an individual described in the second bullet point above, you will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses recognized in the same taxable year, even though you are not considered a resident of the United States. Such holders are urged to consult their tax advisors regarding the tax consequences of the acquisition, ownership and disposition of the notes and our common stock.

We do not believe that we are currently, and do not anticipate becoming, a United States real property holding corporation. Even if we were, or were to become, a United States real property holding corporation, no adverse tax consequences would apply to you if you hold, directly and indirectly, at all times during the applicable period, five percent or less of our common stock, provided that our common stock was regularly traded on an established securities market.

Dividends

In general, dividends, if any, received by you with respect to our common stock (and any deemed distributions resulting from certain adjustments, or failures to make certain adjustments, to the conversion price of the notes, see “— Consequences to U.S. Holders — Constructive Dividends” above) will be subject to withholding of United States federal income tax at a 30% rate, unless such rate is reduced by an applicable United States income tax treaty. With respect to any such deemed distributions, the withholding agent may withhold the withholding tax due from cash payments of interest on the notes or from payments on the conversion, retirement, redemption or repurchase of a note. Dividends that are effectively connected with your conduct of a trade or business in the United States are generally subject to United States federal income tax on a net income basis and are exempt from the 30% withholding tax (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to the branch profits tax at a 30% rate or such lower rate as may be prescribed under an applicable United States income tax treaty.

In order to claim the benefit of a United States income tax treaty or to claim exemption from withholding because dividends paid to you on our common stock are effectively connected with your conduct of a trade or business in the United States, you must provide a properly executed IRS Form W-8BEN for treaty benefits or W-8ECI for effectively connected income (or such successor forms as the IRS designates), prior to the payment of dividends. These forms must be periodically updated. You may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund.

Backup Withholding and Information Reporting

If you are a non-U.S. holder, in general, you will not be subject to backup withholding and information reporting with respect to payments made on the notes or a share of common stock to you provided that the withholding agent does not have actual knowledge or reason to know that you are a United States person, as described under the Code, and you have given the withholding agent the statement described above under “— Consequences to Non-U.S. Holders — Payments of Interest and Sale, Exchange, Conversion, Redemption or Retirement of the Notes.” In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale of a note or a share of common stock within the United States or conducted through certain U.S.-related financial intermediaries, if the withholding agent receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption. However, the withholding agent generally will be required to report annually to the IRS and to you the amount of, and any tax withheld with respect to, any interest or dividends paid to you, regardless of whether any tax was actually withheld. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which you reside.

You generally will be entitled to credit any amounts withheld under the backup withholding rules against your U.S. federal income tax liability provided that the required information is furnished to the IRS in a timely manner.

FATCA Withholding

The following discussion applies with respect to both U.S. holders and non-U.S. holders.

Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”) will impose a 30% withholding tax on certain types of payments made to “foreign financial institutions” (whether in their capacity as beneficial owners or intermediaries) and certain non-financial foreign entities that fail to comply with certain information reporting and certification requirements pertaining to their direct and indirect U.S. securityholders and/or U.S. accountholders or otherwise qualify for an exemption from these rules. Subject to the grandfathering provision discussed below, FATCA withholding generally will apply to payments of dividends on our common stock and payments of interest on the notes made on or after July 1, 2014 and to payments of gross proceeds from a sale or other disposition of our common stock or the notes made on or after January 1, 2017.

FATCA includes a grandfathering provision that exempts from withholding any payment under, or gross proceeds from a disposition of, certain obligations that are outstanding on July 1, 2014 unless they are treated as “significantly modified” (within the meaning of the U.S. Treasury Regulations) on or after such date. Thus, the grandfathering provision generally would provide an exception to the rules described above for the notes (but not for our common stock), unless the notes are significantly modified.

You should consult your own tax advisors regarding FATCA and whether it may be relevant to your ownership and disposition of the notes any common stock received upon conversion of a note.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement dated March 19, 2014, between us and Jefferies LLC, as underwriter (“Jefferies”), we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, the entire principal amount of notes to be offered by this prospectus supplement in the public offering.

The underwriting agreement provides that the underwriter’s obligations are subject to certain conditions precedent such as the receipt by the underwriter of officers’ certificates and legal opinions and approval of certain legal matters by its counsel. The underwriting agreement provides that the underwriter will purchase all of the notes offered by this prospectus supplement if any of the notes are purchased. We have agreed to indemnify the underwriter and certain of its controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), and to contribute to payments that the underwriter may be required to make in respect of those liabilities.

The notes will constitute a new class of securities with no established trading market. The underwriter has advised us that, following the completion of this offering, the underwriter currently intends to make a market in the notes as permitted by applicable laws and regulations. However, the underwriter is not obligated to do so, and the underwriter may discontinue any market-making activities at any time without notice in its sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the notes, that you will be able to sell any of the notes held by you at a particular time or that the prices that you receive when you sell will be favorable.

The underwriter is offering the notes subject to its acceptance of the notes from us and subject to prior sale. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. After the initial public offering, the underwriter may change the offering price and other selling terms.

Commission and Expenses

The following table shows the public offering price, the underwriting discounts and commissions that we are to pay the underwriter and the proceeds, before expenses, to us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional notes.

	Per note		Total
	Without Option to Purchase Additional notes	With Option to Purchase Additional notes	Without Option to Purchase Additional notes	With Option to Purchase Additional notes
Public offering price	$1,000	$1,000	$225,000,000	$258,750,000
Underwriting discounts and commissions paid by us	$30	$30	$6,750,000	$7,762,500
Proceeds to us, before expenses	$970	$970	$218,250,000	$250,987,500

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $700,000.

Determination of Offering Price

Prior to this offering, there has not been a public market for the notes. Consequently, the initial public offering price for the notes will be determined by negotiations between us and the underwriter. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriter believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which the notes will trade in the public market subsequent to the offering or that an active trading market for the notes will develop and continue after the offering.

No Listing

The notes will not be listed on any securities exchange or included in any quotation system.

Option to Purchase Additional Shares

We have granted to the underwriter an option, within the 13-day period beginning on the date the notes are first issued, to purchase up to $33,750,000 aggregate principal amount of additional notes at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriter may exercise its option only to cover over-allotments made in connection with the sale of the notes offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional notes to the underwriter to the extent the option is exercised. If any additional notes are purchased, the underwriter will offer the additional notes on the same terms as those on which the notes are being offered.

No Sales of Similar Securities

In connection with this offering, we have agreed that we will not, without the prior written consent of the underwriter, during the period ending 60 days after the date of this prospectus supplement, (i) sell, offer to sell, contract to sell, lend or in any way transfer or dispose of any shares of our common stock or Related Securities (as defined below); (i i) effect any short sale, or establish or increase any “put equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) or liquidate or decrease any “call equivalent position” (as defined in Rule 16a-1(h) under the Exchange Act) of any shares of our common stock or Related Securities; (iii) pledge, hypothecate or grant any security interest in any shares of our common stock or Related Securities; (iv) enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of any shares of our common stock or Related Securities, regardless of whether any such transaction will be settled in securities, in cash or otherwise; (v) announce the offering of any shares of our common stock or Related Securities; (vi) file any registration statement under the Securities Act in respect of any shares of our common stock or Related Securities; or (vii) publicly announce the intention to do any of the foregoing.

The above restrictions do not apply to:

■	the securities and underlying shares of our common stock to be sold in the offering of the notes described in this prospectus;
■	the issuance by us of shares of our common stock or options to purchase shares of our common stock, or the issuance of shares of our common stock upon the exercise of any option, pursuant to any stock option, stock bonus or other stock plan or arrangement outstanding as of the date hereof and described or incorporated by reference in this prospectus;
■	the issuance by us of shares of our common stock pursuant to the terms of our outstanding convertible securities described or incorporated by reference in this prospectus;
■	the filing of a registration statement on Form S-8 or other appropriate forms as required by the Securities Act, and any amendments thereto, relating to our common stock or any other of our equity-based securities issuable pursuant to any stock option, stock bonus or other stock plan or arrangement described or incorporated by reference in this prospectus; and
■	the filing of a registration statement on Form S-4 or other appropriate forms as required by the Securities Act, and any amendments to such forms, related to our common stock or any other of our equity securities issuable in connection with any merger, acquisition or other business combination, provided that three days’ advance notice of such filing is provided to Jefferies and provided, further, that the aggregate amount of any shares of our common stock or any other of our equity securities issuable pursuant to this clause shall not exceed 5% of the shares of our common stock outstanding as of the date of this prospectus supplement.

For purposes hereof, “Related Securities” means any options or warrants or other rights to acquire shares of our common stock or any securities exchangeable or exercisable for or convertible into shares of our common stock, or to acquire other securities or rights ultimately exchangeable or exercisable for, or convertible into, shares of our common stock.

Each of our directors and executive officers has agreed pursuant to lock-up agreements that, subject to certain exceptions, they will not, directly or indirectly, during the period that is 60 days after the date of this prospectus supplement, without the prior written consent of the underwriter, (i) sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, assign, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of any shares of our common stock or Related Securities currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the undersigned, their spouse or family members; (ii) enter into any swap, hedge or similar arrangement or agreement that transfers, in whole or in part, the economic risk of ownership of all or any part of shares of our common stock or Related Securities currently or hereafter owned either of record or beneficially (as defined in Rule 13d-3 under the Exchange Act) by the undersigned regardless of whether any such transaction is to be settled in securities, in cash or otherwise; (iii) make any demand for or exercise any right or cause to be filed a registration statement, prospectus or prospectus supplement, including any amendments or supplements thereto, with respect to the registration of shares of our common stock or Related Securities; or (iv) publicly announce an intention to do any of the foregoing.

In the event that either during the last 17 days of the 60-day restricted period, we issue an earnings release or announce material news or a material event relating to us, or prior to the expiration of the 60-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day restricted period, then in either case the 60-day restricted period will be extended until the expiration of the 18-day period beginning on the date of the issuance of the earnings release or the announcement of the material news or material event, as applicable, unless Jefferies waives, in writing, such extension.

Stabilization

The underwriter has advised us that, pursuant to Regulation M of the Securities Exchange Act of 1934, as amended, they may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the notes or our common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.

A stabilizing bid is a bid for the purchase of notes or our common stock on behalf of the underwriter for the purpose of fixing or maintaining the price of the notes or our common stock. A syndicate covering transaction is the bid for or the purchase of notes or our common stock on behalf of the underwriter to reduce a short position incurred by the underwriter in connection with the offering. Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriter to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the notes originally sold by such syndicate member are purchased in a syndicate covering transaction and therefore have not been effectively placed by such syndicate member.

Neither we nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes or our common stock. The underwriter is not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.

Electronic Distribution

A prospectus supplement in electronic format may be made available by e-mail, on a web site or through online services maintained by the underwriter or its affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriter may agree with us to allocate a specific number of notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations. Other than the prospectus supplement in electronic format, the information on the underwriter’s web sites and any information contained in any other web site maintained by the underwriter is not part of this prospectus supplement, has not been approved and/or endorsed by us or the underwriter and should not be relied upon by investors.

Conflicts of Interest

The underwriter and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriter and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the underwriter or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The underwriter and its affiliates may hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates. The underwriter and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

As of March 14, 2014, Jefferies and/or its affiliates owned approximately 2,153,536 shares, or approximately 2.2% of our common stock, based on the outstanding number of shares as of March 3, 2014, and also owned approximately $8.79 million aggregate principal amount of our outstanding convertible notes. Jefferies also holds a short position of 385,262 shares of our common stock as a hedge against its position in our convertible notes. In November 2012, Jefferies entered into a share lending agreement with us. In addition, Jefferies acted as the underwriter in the November 2012 offerings of our convertible notes and the borrowed shares and in the March 2013 offering of our senior secured notes.

LEGAL MATTERS

Certain legal matters relating to the securities offered by this prospectus will be passed upon for us by O’Melveny & Myers LLP. Certain legal matters relating to this offering will be passed on for the underwriter by Latham & Watkins LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Vector Group Ltd. for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Liggett Group LLC incorporated in this prospectus by reference to the Vector Group Ltd. Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Vector Tobacco Inc. incorporated in this prospectus by reference to the Vector Group Ltd. Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Douglas Elliman Realty, LLC incorporated in this prospectus by reference to the Vector Group Ltd. Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

Common Stock
Preferred Stock
Debt Securities
Guarantees of Debt Securities
Warrants
Rights
Purchase Contracts
Units

From time to time, we or certain selling securityholders may offer the securities described in this prospectus separately or together in any combination, in one or more classes or series, in amounts, at prices and on terms that we will determine at the time of the offering.

We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. The specific plan of distribution for any securities to be offered will also be provided in a prospectus supplement. Prospectus supplements may also add, update or change information in this prospectus. You should read this prospectus and the applicable prospectus supplement, together with additional information described under “Where You Can Find More Information,” carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

We may offer and sell the securities directly, through agents we select from time to time or to or through underwriters or dealers we select, or through a combination of these methods. In addition, certain selling securityholders may offer and sell our securities from time to time. We will provide specific information about any selling securityholders in one or more supplements to this prospectus. If we or the selling securityholders use any agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds we or any selling securityholders expect to receive from that sale will also be set forth in a prospectus supplement.

Our common stock is listed on the New York Stock Exchange, or NYSE, under the symbol “VGR.”

Investing in any of our securities involves a high degree of risk. Please read carefully the section entitled “Risk Factors” on page 5 of this prospectus, the “Risk Factors” section contained in the applicable prospectus supplement and the information included and incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 9, 2012

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process.

As permitted under the rules of the SEC, this prospectus incorporates important business information about Vector Group Ltd. that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the web site maintained by the SEC at www.sec.gov, as well as other sources. See “Where You Can Find More Information.” Before purchasing any securities, you should carefully read both this prospectus and any prospectus supplement, together with the additional information described under the headings “Where You Can Find More Information” and “Information We Incorporate by Reference.” You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we, any selling securityholders, nor any underwriters have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information contained in this prospectus, any prospectus supplement or any free writing prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making offers to sell the securities described in this prospectus in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to the terms “we,” “us,” “our,” “the Company” or other similar terms mean Vector Group Ltd. and its consolidated subsidiaries and “Vector” means Vector Group Ltd., unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We have filed our registration statement on Form S-3 with the SEC under the Securities Act. We also file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file with the SEC, including the registration statement and the exhibits to the registration statement, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You may obtain further information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC’s web site at www.sec.gov. These documents may also be accessed on our web site at www.vectorgroupltd.com. Information contained on our web site is not incorporated by reference into this prospectus and you should not consider information contained on our web site to be part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us as indicated above. Forms of any indenture or other documents establishing the terms of the offered securities are filed as exhibits to the registration statement or will be filed through an amendment to our registration statement on Form S-3 or under cover of a Current Report on Form 8-K and incorporated in this prospectus by reference. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters.

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will automatically update and supersede the information included or incorporated by reference in this prospectus. We incorporate by reference in this prospectus the following information (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

■	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;
■	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012, June 30, 2012 and September 30, 2012;
■	our Current Reports on Form 8-K or Form 8-K/A, as applicable, filed on February 27, 2012, February 28, 2012, May 22, 2012, September 14, 2012 and November 2, 2012; and
■	the description of our common stock contained in the S-1 Registration Statement filed on June 15, 1998, including any subsequently filed amendments and reports updating such description.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or after the date of this prospectus and prior to the termination of the offerings under this prospectus and any prospectus supplement. We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such Current Reports.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, upon a request to us by writing or telephoning us at the following address and telephone number:

Vector Group Ltd.
100 S.E. Second Street
Miami, Florida 33131
Telephone Number: (305) 579-8000

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference, contains “forward-looking statements” within the meaning of the federal securities law. Forward-looking statements include information relating to our intent, belief or current expectations, primarily with respect to, but not limited to:

■	economic outlook;
■	capital expenditures;
■	cost reduction;
■	legislation and regulations;
■	cash flows;
■	operating performance;
■	litigation;
■	impairment charges and cost saving associated with restructurings of our tobacco operations; and
■	related industry developments (including trends affecting our business, financial condition and results of operations).

You can identify forward-looking statements by terminology such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, “may be”, “objective”, “plan”, “seek”, “predict”, “project” and “will be” and similar words or phrases or their negatives. The forward-looking information involves important risks and uncertainties that could cause our actual results, performance or achievements to differ materially from our anticipated results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, without limitation, the following:

■	general economic and market conditions and any changes therein, due to acts of war and terrorism or otherwise;
■	governmental regulations and policies;
■	effects of industry competition;
■	impact of business combinations, including acquisitions and divestitures, both internally for us and externally in the tobacco industry;
■	impact of legislation on our competitors’ payment obligations, results of operations and product costs, i.e. the impact of federal legislation eliminating the federal tobacco quota system and providing for regulation of tobacco products by the Food and Drug Administration (the “FDA”);
■	impact of substantial increases in federal, state and local excise taxes;
■	uncertainty related to product liability litigation including the Engle progeny cases pending in Florida; and
■	potential additional payment obligations for us under the Master Settlement Agreement (the “MSA”) and other settlement agreements relating to tobacco-related litigation with the states.

Any forward-looking statement you read in this prospectus reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. We urge you to carefully review the disclosures we make concerning risks and other factors that may affect our business and operating results, including those made under the heading “Risk Factors” in our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012, June 30, 2012 and September 30, 2012 and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as such risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, including subsequent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and in any prospectus supplement. We caution you that any forward-looking statements made in this prospectus, any prospectus supplement and the documents incorporated herein and therein by reference are not guarantees of future performance and you should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus, any prospectus supplement or any other document incorporated by reference into this prospectus or any prospectus supplement. We do not intend, and we undertake no obligation, to update any forward-looking information to reflect events or circumstances after the date of this prospectus or any prospectus supplement or to reflect the occurrence of unanticipated events, unless required by law to do so.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider any risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference in this prospectus, including the factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. See “Where You Can Find More Information.” The risks and uncertainties we have described are not the only risks we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our securities could decline, and you could lose part of your investment.

OUR BUSINESS

We are a holding company and are engaged principally in:

■	the manufacture and sale of cigarettes in the United States through our Liggett Group LLC and Vector Tobacco Inc. subsidiaries; and
■	the real estate business through our New Valley LLC subsidiary, which is seeking to acquire additional operating companies and real estate properties. New Valley owns 50% of Douglas Elliman Realty, LLC, which operates the largest residential brokerage company in the New York metropolitan area.

For the year ended December 31, 2011, Liggett was the fourth largest manufacturer of cigarettes in the United States in terms of unit sales. Our tobacco subsidiaries manufacture and sell cigarettes in the United States and all of our tobacco operation’s unit sales volume in 2011 and for the first nine months of 2012 was in the discount segment, which management believes has been the primary growth segment in the industry for more than a decade. Our tobacco subsidiaries produce cigarettes in approximately 117 different brand styles as well as private labels for other companies, typically retail or wholesale distributors who supply supermarkets and convenience stores. Liggett’s current brand portfolio includes Pyramid, Grand Prix, Liggett Select, Eve, USA and various partner brands and private label brands. Liggett’s manufacturing facilities are located in Mebane, North Carolina where it manufactures most of Vector Tobacco Inc.’s cigarettes pursuant to a contract manufacturing agreement. Liggett’s products are distributed from a central distribution center in Mebane, North Carolina to 16 public warehouses located throughout the United States that serve as local distribution centers for Liggett’s customers. Liggett’s customers are primarily candy and tobacco distributors, the military and large grocery, drug and convenience store chains.

In addition to New Valley’s investment in Douglas Elliman, New Valley holds investment interests in various real estate projects in Manhattan, New York, Baltimore County, Maryland, southern California and Milan, Italy through both debt and equity investments.

We have approximately 590 employees, of which approximately 300 are employed at Liggett’s Mebane, North Carolina facility and approximately 265 are employed in sales and administrative functions at our subsidiary Liggett Vector Brands LLC, which coordinates our tobacco subsidiaries’ sales and marketing efforts.

Our principal executive offices are located at 100 S.E. Second Street, Miami, Florida 33131, our telephone number is (305) 579-8000 and our web site is http://www.vectorgroupltd.com. You should not consider information contained on our web site or that can be accessed through our web site to be part of this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Nine Months Ended September 30, 2012	Year Ended December 31,
		2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	1.15x	2.18x	2.00x	1.19x	3.14x	3.26x

For purposes of computing the ratio of earnings to fixed charges, earnings include pre-tax income (loss) from continuing operations and fixed charges (excluding capitalized interest) and amortization of capitalized interest. Earnings are also adjusted to exclude equity in gain or loss of non-consolidated real estate businesses. Fixed charges consist of interest expense, capitalized interest (including amounts charged to income and capitalized during the period), a portion of rental expense (deemed by us to be representative of the interest factor of rental payments), and amortization of debt discount costs.

There was no preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends was identical to the ratio of earnings to fixed charges for each period.

USE OF PROCEEDS

Unless otherwise specified in any prospectus supplement, we intend to use the net proceeds from the sale of our securities offered under this prospectus for working capital and general corporate purposes including, but not limited to, capital expenditures, working capital, acquisitions and other business opportunities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

We will not receive any of the proceeds from sales of securities by selling securityholders, if any, pursuant to this prospectus.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of the rights of our capital stock, certain provisions of our amended and restated certificate of incorporation, as amended (our “certificate of incorporation”), and our amended and restated bylaws (our “bylaws”), and certain provisions of applicable law. For more detailed information, please see our certificate of incorporation and our bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part.

Authorized Capitalization

Our authorized capital stock consists of:

■	150,000,000 shares of common stock, with a par value of $0.10 per share; and
■	10,000,000 shares of preferred stock, with a par value of $1.00 per share.

As of September 30, 2012, 87,003,808 shares of our common stock were issued and outstanding, and no shares of our preferred stock were issued and outstanding. As of September 30, 2012, we also had outstanding options granted to employees to purchase approximately 2,547,677 shares of our common stock, with a weighted-average exercise price of $11.77 per share, of which options for 398,437 shares were exercisable at September 30, 2012. We also have outstanding convertible notes and debentures maturing in November 2014 and June 2026, which were convertible into 14,529,692 shares of our common stock as of September 30, 2012.

Common Stock

Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock are entitled to receive ratably such dividends as may be declared from time to time by our board of directors out of legally available assets, payable in cash, in property or in shares of our common stock. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any amounts due to the holders of preferred stock. Holders of our common stock have no preemptive or conversion rights. No redemption or sinking fund provisions apply to our common stock. All of our outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our certificate of incorporation authorizes our board of directors, without stockholder approval, to designate and issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights and preferences, granted to or imposed upon each such series of preferred stock, including voting rights, dividend rights, conversion rights, terms of redemption, liquidation preference, sinking fund terms, rights and the number of shares constituting any series or the designation of a series. Except as otherwise fixed by our board of directors in any resolution providing for the issuance of any series of preferred stock or as required by law, the holders of shares of preferred stock shall not be entitled to vote on matters submitted to a vote of stockholders; provided, however, that if any shares of preferred stock are outstanding, we shall not, without the consent of the holders of record of two-thirds of the aggregate number of shares of preferred stock then outstanding, voting as a class, (i) increase the total number of authorized shares of preferred stock, (ii) create or issue any shares of any class of capital stock ranking, either as to payment of dividends or distribution of assets upon dissolution, liquidation or winding-up, prior to or on a parity with the preferred stock, or (iii) alter or change the designation or the powers, preferences or rights of the preferred stock as a class, or the qualifications, limitations or restrictions thereof.

Our board of directors can issue, without stockholder approval, preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock and reduce the likelihood that such holders will receive dividend payments or payments upon liquidation. Such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock or even the ability to issue preferred stock could also have the effect of delaying, deterring or preventing a change of control or other corporate action.

As of September 30, 2012, no shares of preferred stock were issued and outstanding. All shares of preferred stock offered hereby will, when issued, be fully paid and non-assessable and, unless otherwise stated in a prospectus supplement relating to the series of preferred stock being offered, will not have any preemptive or similar rights. We will set forth in a prospectus supplement relating to the class or series of preferred stock being offered the specific terms of each series of our preferred stock, including the price at which the preferred stock may be purchased, the number of shares of preferred stock offered, and the terms, if any, on which the preferred stock may be convertible into common stock or exchangeable for other securities.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaw Provisions

Our certificate of incorporation and bylaws contain certain provisions that may make it more difficult to acquire us by means of a tender offer, open market purchase, proxy fight or otherwise. These provisions and certain provisions of Delaware law are expected to discourage coercive takeover practices and inadequate takeover bids.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, could deprive stockholders of opportunities to realize takeover premiums for their shares.

Set forth below is a summary of the relevant provisions of our certificate of incorporation and bylaws and certain applicable sections of the General Corporation Law of the State of Delaware. For additional information we refer you to the provisions of our certificate of incorporation, our bylaws and such sections of the General Corporation Law of the State of Delaware.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware regulating corporate takeovers. In general, Section 203, subject to certain exceptions, prohibits a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such person or entity became an interested stockholder, unless:

■	prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
■	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or
■	at or subsequent to such date of the transaction that resulted in a person or entity becoming an interested stockholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

The application of Section 203 may limit the ability of stockholders to approve a transaction that they may deem to be in their best interests. In addition, Section 203 makes it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to our certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

In general, Section 203 defines “business combination” as:

■	any merger or consolidation involving the corporation and the interested stockholder;
■	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;
■	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
■	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
■	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
■	In general, Section 203 defines an “interested stockholder” as any person that is:
■	the owner of 15% or more of the outstanding voting stock of the corporation;
■	an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date; or
■	an affiliate or associate of the above.

Our certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203. We anticipate that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Our Board of Directors

Our by-laws provide that the number of directors may be fixed, from time to time, by the affirmative vote of a majority of the entire board of directors or by action of the stockholders. The size of our board of directors is currently fixed at seven directors. Each director is elected at our annual stockholder meeting, by a plurality vote, and holds office until his or her successor is duly elected and qualified, unless he or she resigns, dies, becomes disqualified or is removed.

Removal of Directors; Vacancies

Our certificate of incorporation and bylaws provide that any director may be removed, with or without cause, at any time, by the holders of a majority of the voting power of our issued and outstanding capital stock entitled to vote at an election of directors.

Our bylaws provide that any vacancy in our board of directors may be filled by the vote of a majority of our directors then in office, though less than a quorum, or by our sole remaining director or by our stockholders at the next annual meeting thereof or at a special meeting thereof. Each director so elected shall hold office until his successor shall have been elected and qualified.

Amendment of Certificate of Incorporation

Except as otherwise provided by law or our certificate of incorporation, our certificate of incorporation may be amended, altered or repealed by resolution of our board of directors and approval of our stockholders entitled to vote thereon either at a special or annual meeting (provided that such amendment has been described or referred to in the notice of such meeting).

Amendment of Bylaws

Except as otherwise provided by law, our certificate of incorporation or our bylaws, our bylaws may be amended, altered or repealed at a meeting of the stockholders (provided that such amendment has been described or referred to in the notice of such meeting) or a meeting of our board of directors, provided that any bylaw made by our board of directors may be amended or repealed by action of our stockholders at any annual or special meeting of stockholders.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock.

Listing

Our common stock is listed on the NYSE under the symbol “VGR.”

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that we may offer in one or more series under this prospectus, which may include guarantees of the debt securities by certain of our subsidiaries. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series, including whether such debt securities will be guaranteed, in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations.

The debt securities will be issued under an indenture between us and Wells Fargo Bank, National Association, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you.

General

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth in an officer’s certificate or a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet), including the following terms, if applicable:

■	the title and ranking of the debt securities (including the terms of any subordination provisions);
■	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;
■	the aggregate principal amount of the debt securities being offered and any limit on the aggregate principal amount of such series of debt securities;
■	whether any of our direct or indirect subsidiaries will guarantee the debt securities, including the terms of subordination, if any, of such guarantees;
■	the date or dates on which the principal of the securities of the series is payable;
■	the interest rate, if any, and the method for calculating the interest rate;
■	the dates from which interest will accrue, the interest payment dates and the record dates for the interest payments;
■	the place or places where principal of, and any interest on, the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;
■	any mandatory or optional redemption terms;
■	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

■	any dates, if any, on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of such repurchase obligations;
■	the denominations in which the debt securities will be issued;
■	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;
■	the currency of denomination of the debt securities, which may be U.S. dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;
■	the designation of the currency, currencies or currency units in which payment of the principal of, and any interest on, the debt securities will be made;
■	if payments of principal of, any interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to such payments will be determined;
■	the manner in which the amounts of payment of principal of, or any interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;
■	any provisions relating to any security provided for the debt securities;
■	any addition to, deletion of or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;
■	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;
■	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents appointed with respect to the debt securities;
■	the provisions, if any, relating to conversion or exchange of any series of debt securities, including if applicable, the conversion or exchange price and period, the securities or other property into which the debt securities will be convertible, provisions as to whether conversion or exchange will be mandatory, at the option of the holders thereof or at our option, the events requiring an adjustment of the conversion price or exchange price and provisions affecting conversion or exchange if such series of debt securities are redeemed; and
■	any other terms of the series of debt securities that may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon maturity or a declaration of acceleration of their maturity following an event of default pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the depositary, or a nominee of the depositary (we will refer to any such debt security as a “global debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificate as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth below, global debt securities will not be issuable in certificated form.

Certificated Debt Securities

You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System

Each global debt security will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary. Beneficial interests in global debt securities will not be issuable in certificated form unless (i) the depositary has notified us that it is unwilling or unable to continue as depositary for such global debt security or has ceased to be qualified to act as such as required by the indenture and we fail to appoint a successor depositary within 90 days of such event, (ii) we determine, in our sole discretion, not to have such securities represented by one or more global securities or (iii) any other circumstances shall exist, in addition to or in lieu of those described above, as may be described in the applicable prospectus supplement. Unless and until a global debt security is exchanged for certificated debt securities under the limited circumstances described in the previous sentence, a global debt security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

No Protection In the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

Vector may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its assets to any person (a “successor person”) unless:

■	Vector is the surviving corporation or the successor person (if other than Vector) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes Vector’s obligations on the debt securities and under the indenture; and

■	immediately after giving effect to the transaction, no default or event of default, shall have occurred and be continuing.

Notwithstanding the above, any of Vector’s subsidiaries may consolidate with, merge into or transfer all or part of its properties to Vector.

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

■	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);
■	default in the payment of principal of any security of that series at its maturity;
■	default in the performance or breach of any covenant by us in the indenture (other than defaults described above or defaults relating to a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee, or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the indenture;
■	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of Vector; and
■	any other event of default provided with respect to a series of debt securities, including any events of default relating to guarantors, if any, or subsidiaries that is described in the applicable prospectus supplement.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain indebtedness of ours or our subsidiaries outstanding from time to time.

If an event of default with respect to any series of debt securities at the time outstanding occurs and is continuing (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization), then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal amount (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series, by written notice to us and the trustee, may rescind and annul such declaration of acceleration and its consequences if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indenture provides that the trustee will be under no obligation to perform any duty or exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right of power. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

■	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series;
■	the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request to the trustee to institute the proceedings in respect of such event of default in its own name as trustee under the indenture;
■	such holder or holders have offered to the trustee indemnity or security satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by the trustee in compliance with such request;
■	the trustee has failed to institute any such proceeding for 60 days after its receipt of such notice, request and offer of indemnity; and
■	no direction inconsistent with such written request has been given to the trustee during such 60-day period by holders of a majority in principal amount of the outstanding debt securities of that series.

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any interest on, that debt security on or after the due dates expressed in that debt security (or, in the case of redemption, on the redemption date) and to institute suit for the enforcement of any such payment and such rights shall not be impaired without the consent of such holder.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture from our principal executive officer, principal financial officer or principal accounting officer. If a default or event of default occurs and is continuing with respect to the debt securities of any series and if it is actually known to a responsible officer of the trustee, the trustee shall mail to each holder of the debt securities of that series notice of a default or event of default within 60 days after it occurs or, if later, after a responsible officer of the trustee has knowledge of such default or event of default. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We and the trustee may modify and amend or supplement the indenture or the debt securities of one or more series without the consent of any holder of any debt security:

■	to add guarantees with respect to debt securities of a series or secure debt securities of a series;
■	to surrender any of our rights or powers under the indenture;
■	to add covenants or events of default for the benefit of the holders of any series of debt securities;
■	to comply with the applicable procedures of the applicable depositary;

■	to cure any ambiguity, defect or inconsistency;
■	to comply with covenants in the indenture described above under the heading “Consolidation, Merger and Sale of Assets”;
■	to provide for uncertificated securities in addition to or in place of certificated securities;
■	to make any change that does not materially adversely affect the rights of any holder of debt securities;
■	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;
■	to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee;
■	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; and
■	for certain other reasons set forth in any prospectus supplement.

We may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

■	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;
■	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;
■	reduce the principal of, or change the fixed maturity of, any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;
■	reduce the principal amount of discount securities payable upon acceleration of maturity;
■	waive a default in the payment of the principal of, or interest, if any, on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);
■	make the principal of, or any interest on, any debt security payable in currency other than that stated in the debt security;
■	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, and any interest on, those debt securities and to institute suit for the enforcement of any such payment;
■	make any change to certain provisions of the indenture relating to waivers or amendments; or
■	waive a redemption payment with respect to any debt security, provided that such redemption is made at our option.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of that series, by written notice to the trustee, waive our compliance with provisions of the indenture or the debt securities with respect to such series. The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of such series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or any interest on, any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance

The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants

The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

■	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and
■	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

■	depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and
■	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Governing Law

The indenture and the debt securities, including any claim or controversy arising out of or relating to the indenture or the securities, will be governed by the laws of the State of New York (without regard to the conflicts of laws provisions thereof other than Section 5-1401 of the General Obligations Law).

Concerning our Relationship with the Trustee

We and our subsidiaries maintain ordinary banking relationships with Wells Fargo Bank, National Association. Wells Fargo Bank, National Association also serves as trustee under certain of our other indentures.

DESCRIPTION OF WARRANTS

General

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the warrants that we may offer under this prospectus, which consist of warrants to purchase shares of common stock, preferred stock and/or debt securities in one or more series. Warrants may be offered independently or together with shares of common stock, preferred stock and/or debt securities offered by any prospectus supplement and may be attached to or separate from those securities.

While the terms we have summarized below will generally apply to any future warrants we may offer under this prospectus, we will describe the particular terms of any warrants that we may offer in more detail in the applicable prospectus supplement. The specific terms of any warrants may differ from the description provided below as a result of negotiations with third parties in connection with the issuance of those warrants, as well as for other reasons. Because the terms of any warrants we offer under a prospectus supplement may differ from the terms we describe below, you should rely solely on information in the applicable prospectus supplement if that summary is different from the summary in this prospectus.

We will issue the warrants under a warrant agreement, which we will enter into with a warrant agent to be selected by us. We use the term “warrant agreement” to refer to any of these warrant agreements. We use the term “warrant agent” to refer to the warrant agent under any of these warrant agreements. The warrant agent will act solely as an agent of ours in connection with the warrants and will not act as an agent for the holders or beneficial owners of the warrants.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of warrant agreement, including a form of warrant certificate, that describes the terms of the series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement applicable to a particular series of warrants. We urge you to read any applicable prospectus supplement related to the warrants that we sell under this prospectus, as well as the complete warrant agreement that contain the terms of the warrants and defines your rights as a warrant holder.

We will describe in the applicable prospectus supplement the terms relating to a series of warrants. If warrants for the purchase of debt securities are offered, the prospectus supplement will describe the following terms, to the extent applicable:

■	the offering price and the aggregate number of warrants offered;
■	the currencies in which the warrants are being offered;
■	the designation, aggregate principal amount, currencies, denominations and terms of the series of debt securities that can be purchased if a holder exercises a warrant;
■	the designation and terms of any series of debt securities with which the warrants are being offered, including whether such debt securities are guaranteed, and the number of warrants offered with each such debt security;
■	the date on and after which the holder of the warrants can transfer them separately from the related series of debt securities;
■	the terms of any rights to redeem or call the warrants;
■	the date on which the right to exercise the warrants begins and the date on which that right expires;
■	federal income tax consequences of holding or exercising the warrants; and
■	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of debt securities will be in registered form only.

If warrants for the purchase of shares of common stock or preferred stock are offered, the prospectus supplement will describe the following terms, to the extent applicable:

■	the offering price and the aggregate number of warrants offered;
■	the total number of shares that can be purchased if a holder of the warrants exercises them;
■	the number of warrants being offered with each share of common stock;
■	the date on and after which the holder of the warrants can transfer them separately from the related shares of common stock or preferred stock;
■	the number of shares of common stock or preferred stock that can be purchased if a holder exercises the warrant and the price at which those shares may be purchased upon exercise, including, if applicable, any provisions for changes to or adjustments in the exercise price and in the securities or other property receivable upon exercise;
■	the terms of any rights to redeem or call, or accelerate the expiration of, the warrants;
■	the date on which the right to exercise the warrants begins and the date on which that right expires;
■	federal income tax consequences of holding or exercising the warrants; and
■	any other specific terms, preferences, rights or limitations of, or restrictions on, the warrants.

Warrants for the purchase of shares of common stock or preferred stock will be in registered form only.

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase shares of common stock or preferred stock are exercised, holders of the warrants will not have any rights of holders of the underlying shares of common stock or preferred stock, including any rights to receive dividends or to exercise any voting rights, except to the extent set forth under “— Warrant Adjustments” below.

Exercise of Warrants

Each holder of a warrant is entitled to purchase the principal amount of debt securities or number of shares of common stock or preferred stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if we extend the time for exercise), unexercised warrants will become void.

A holder of warrants may exercise them by following the general procedure outlined below:

■	deliver to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;
■	properly complete and sign the reverse side of the warrant certificate representing the warrants; and
■	deliver the warrant certificate representing the warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price, subject to the transfer books for the securities issuable upon exercise of the warrant not being closed on such date. After you have completed those procedures and subject to the foregoing, we will, as soon as practicable, issue and deliver to you the debt securities or shares of common stock or preferred stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, a new warrant certificate will be issued to you for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to the Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants to cure ambiguities in the warrant agreement, to cure or correct a defective provision in the warrant agreement, or to provide for other matters under the warrant agreement that we and the warrant agent deem necessary or desirable, so long as, in each case, such amendments or supplements do not materially adversely affect the interests of the holders of the warrants.

Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of securities covered by, a warrant for shares of common stock or preferred stock will be adjusted proportionately if we subdivide or combine our common stock or preferred stock, as applicable. In addition, unless the prospectus supplement states otherwise, if we, without payment:

■	issue shares of common stock or preferred stock or other securities convertible into or exchangeable for common stock or preferred stock, or any rights to subscribe for, purchase or otherwise acquire any of the foregoing, as a dividend or distribution to all or substantially all holders of our common stock or preferred stock;
■	pay any cash to all or substantially all holders of our common stock or preferred stock, other than a cash dividend paid out of our current or retained earnings;
■	issue any evidence of our indebtedness or rights to subscribe for or purchase our indebtedness to all or substantially all holders of our common stock or preferred stock; or
■	issue common stock, preferred stock or additional shares or other securities or property to all or substantially all holders of our common stock or preferred stock by way of spinoff, split-up, reclassification, combination of shares or similar corporate rearrangement;

then the holders of common stock warrants or preferred stock warrants will be entitled to receive upon exercise of the warrants, in addition to the securities otherwise receivable upon exercise of the warrants and without paying any additional consideration, the amount of shares and other securities and property such holders would have been entitled to receive had they held the common stock or preferred stock issuable under the warrants on the dates on which holders of those securities received or became entitled to receive such additional shares and other securities and property.

Except as stated above, the exercise price and number of securities covered by a warrant for shares of common stock or preferred stock, and the amounts of other securities or property to be received, if any, upon exercise of those warrants, will not be adjusted or provided for if we issue those securities or any securities convertible into or exchangeable for those securities, or securities carrying the right to purchase those securities or securities convertible into or exchangeable for those securities.

Holders of common stock warrants or preferred stock warrants may have additional rights under the following circumstances:

■	certain reclassifications, capital reorganizations or changes of the common stock or preferred stock;
■	certain share exchanges, mergers, or similar transactions involving us that result in changes of the common stock or preferred stock; or
■	certain sales or dispositions to another entity of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock or preferred stock are entitled to receive shares, securities or other property with respect to or in exchange for their securities, the holders of the common stock warrants or preferred stock warrants then outstanding, as applicable, will be entitled to receive upon exercise of their warrants the kind and amount of shares and other securities or property that they would have received upon the applicable transaction if they had exercised their warrants immediately before the transaction.

DESCRIPTION OF RIGHTS

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes the general features of the rights that we may offer under this prospectus. We may issue rights to our stockholders to purchase shares of our common stock and/or any of the other securities offered hereby. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. When we issue rights, we will provide the specific terms of the rights and the applicable rights agreement in a prospectus supplement. Because the terms of any rights we offer under a prospectus supplement may differ from the terms we describe below, you should rely solely on information in the applicable prospectus supplement if that summary is different from the summary in this prospectus. We will incorporate by reference into the registration statement of which this prospectus is a part the form of rights agreement that describes the terms of the series of rights we are offering before the issuance of the related series of rights. The applicable prospectus supplement relating to any rights will describe the terms of the offered rights, including, where applicable, the following:

■	the date for determining the persons entitled to participate in the rights distribution;
■	the exercise price for the rights;
■	the aggregate number or amount of underlying securities purchasable upon exercise of the rights;
■	the number of rights issued to each stockholder and the number of rights outstanding, if any;
■	the extent to which the rights are transferable;
■	the date on which the right to exercise the rights will commence and the date on which the right will expire;
■	the extent to which the rights include an over-subscription privilege with respect to unsubscribed securities;
■	anti-dilution provisions of the rights, if any; and
■	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as described in the applicable prospectus supplement.

DESCRIPTION OF PURCHASE CONTRACTS

The following description summarizes the general features of the purchase contracts that we may offer under this prospectus. While the features we have summarized below will generally apply to any future purchase contracts we may offer under this prospectus, we will describe the particular terms of any purchase contracts that we may offer in more detail in the applicable prospectus supplement. The specific terms of any purchase contracts may differ from the description provided below as a result of negotiations with third parties in connection with the issuance of those purchase contracts, as well as for other reasons. Because the terms of any purchase contracts we offer under a prospectus supplement may differ from the terms we describe below, you should rely solely on information in the applicable prospectus supplement if that summary is different from the summary in this prospectus.

We will incorporate by reference into the registration statement of which this prospectus is a part the form of any purchase contract that we may offer under this prospectus before the sale of the related purchase contract. We urge you to read any applicable prospectus supplement related to specific purchase contracts being offered, as well as the complete instruments that contain the terms of the securities that are subject to those purchase contracts. Certain of those instruments, or forms of those instruments, have been filed as exhibits to the registration statement of which this prospectus is a part, and supplements to those instruments or forms may be incorporated by reference into the registration statement of which this prospectus is a part from reports we file with the SEC.

We may issue purchase contracts, including contracts obligating holders to purchase from us, and for us to sell to holders, a specific or variable number of our, or an unaffiliated entity’s, securities at a future date or dates. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, a specific or varying number of our securities.

If we offer any purchase contracts, certain terms of that series of purchase contracts will be described in the applicable prospectus supplement, including, without limitation, the following:

■	the price of the securities or other property subject to the purchase contracts (which may be determined by reference to a specific formula described in the purchase contracts);
■	whether the purchase contracts are issued separately, or as a part of units each consisting of a purchase contract and one or more of our other securities or securities of an unaffiliated entity, including U.S. Treasury securities, securing the holder’s obligations under the purchase contract;
■	any requirement for us to make periodic payments to holders or vice versa, and whether the payments are unsecured or pre-funded;
■	any provisions relating to any security provided for the purchase contracts;
■	whether the purchase contracts obligate the holder or us to purchase or sell, or both purchase and sell, the securities subject to purchase under the purchase contract, and the nature and amount of each of those securities, or the method of determining those amounts;
■	whether the purchase contracts are to be prepaid or not;
■	whether the purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of the securities subject to purchase under the purchase contract;
■	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contracts;
■	a discussion of certain united states federal income tax considerations applicable to the purchase contracts;
■	whether the purchase contracts will be issued in fully registered or global form; and
■	any other terms of the purchase contracts and any securities subject to such purchase contracts.

DESCRIPTION OF UNITS

We may issue units comprising two or more securities described in this prospectus in any combination. For example, we might issue units consisting of a combination of debt securities and warrants to purchase common stock. The following description sets forth certain general terms and provisions of the units that we may offer pursuant to this prospectus. The particular terms of the units and the extent, if any, to which the general terms and provisions may apply to the units so offered will be described in the applicable prospectus supplement.

Each unit will be issued so that the holder of the unit also is the holder of each security included in the unit. Thus, the unit will have the rights and obligations of a holder of each included security. Units will be issued pursuant to the terms of a unit agreement, which may provide that the securities included in the unit may not be held or transferred separately at any time or at any time before a specified date. A copy of the forms of the unit agreement and the unit certificate relating to any particular issue of units will be filed with the SEC each time we issue units, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of the unit agreement and the related unit certificate, see “Where You Can Find More Information.”

The prospectus supplement relating to any particular issuance of units will describe the terms of those units, including, to the extent applicable, the following:

■	the designation and terms of the units and the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
■	any provision for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
■	whether the units will be issued in fully registered or global form.

SELLING SECURITYHOLDERS

If the registration statement of which this prospectus forms a part is used by selling securityholders for the resale of any securities registered hereunder, information about such selling securityholders, their beneficial ownership of our securities and their relationship with us will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference herein.

PLAN OF DISTRIBUTION

We, or selling securityholders, may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

■	at a fixed price or prices, which may be changed;
■	at market prices prevailing at the time of sale;
■	at prices related to such prevailing market prices; or
■	at negotiated prices.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or selling securityholders, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 (the “Securities Act”), and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum amount of underwriting compensation, including underwriting discounts and commissions, to be paid in connection with any offering of securities pursuant to this prospectus may not exceed 8% of the aggregate principal amount of securities offered. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

The securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the united states to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

We may engage in at-the-market offerings into an existing trading market in accordance with rule 415(a)(4) under the Securities Act. In addition, we or the selling securityholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us, the selling securityholders or others to settle those sales or to close out any related open borrowings of common stock, and may use securities received from us or the selling securityholders in settlement of those derivatives to close out any related open borrowings of our common stock. In addition, we or the selling securityholders may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

Certain legal matters relating to the issuance and sale of the securities will be passed upon for us by O’Melveny & Myers LLP and, with respect to matters of Virginia law, by Robert T. Vaughan, Jr., P.C.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Vector Group Ltd. for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Liggett Group LLC incorporated in this Prospectus by reference to the Vector Group Ltd. Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Vector Tobacco Inc. incorporated in this Prospectus by reference to the Vector Group Ltd. Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Douglas Elliman Realty, LLC incorporated in this Prospectus by reference to the Vector Group Ltd. Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$225,000,000

Variable Interest Convertible Senior Notes due 2020

PROSPECTUS SUPPLEMENT

Jefferies

March 19, 2014